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Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of November 3, 2003

by and between

CEPHALON, INC.,

CIMA LABS INC.,

and

C MERGERCO, INC.

i

ARTICLE VI COVENANTS
6.01	Reasonable Best Efforts	28
6.02	Proxy Statement; Stockholder Approval	28
6.03	Acquisition Proposals	30
6.04	[Intentionally Omitted]	31
6.05	Press Releases; Public Announcements	31
6.06	Access; Information	32
6.07	Takeover Laws and Rights Plans	32
6.08	[Intentionally Omitted]	33
6.09	Regulatory and Third Party Approvals	33
6.10	Indemnification	34
6.11	Benefit Plans	35
6.12	Notification of Certain Matters	36
6.13	Exemption from Liability Under Section 16(b)	36
6.14	Control of Other Party's Business	37
6.15	Treasury Regulation Statement	37
ARTICLE VII CONDITIONS TO THE MERGER
7.01	Conditions to Each Party's Obligation to Effect the Merger	37
7.02	Conditions to CIMA's Obligation	37
7.03	Conditions to Cephalon's Obligation	38
ARTICLE VIII TERMINATION
8.01	Termination	38
8.02	Effect of Termination and Abandonment	40
ARTICLE IX MISCELLANEOUS
9.01	Survival	41
9.02	Waiver; Amendment	41
9.03	Counterparts	41
9.04	Governing Law	41
9.05	Expenses	41
9.06	Notices	41
9.07	Entire Understanding; No Third Party Beneficiaries	42
9.08	Severability	42
9.09	Submission to Jurisdiction; Waivers	43
9.10	Enforcement	43
9.11	Acknowledgment	43
9.12	Assignment	43

Exhibits

Annex 1        Form of Surviving Corporation Certificate of Incorporation
Annex 2        Form of Surviving Corporation By-Laws

ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2003, is entered into by and between CEPHALON, INC., a Delaware corporation ("Cephalon"), CIMA LABS INC., a Delaware corporation ("CIMA"), and C MERGERCO, INC., a Delaware corporation and a direct, wholly owned subsidiary of Cephalon ("MergerCo").

BACKGROUND STATEMENT

        A.    The Proposed Transaction.    The parties intend for Cephalon to acquire CIMA upon the terms and subject to the conditions of this Agreement. Specifically, upon the terms and subject to the conditions of this Agreement, MergerCo will be merged with and into CIMA (the "Merger"), with CIMA as the surviving corporation. As a result of the Merger, each share of CIMA Common Stock will be converted into the right to receive $34.00 in cash.

        B.    Board Determinations.    The respective Boards of Directors of CIMA, Cephalon and MergerCo have each approved the Merger in accordance with applicable law, upon the terms and subject to the conditions set forth herein. The respective Boards of Directors of CIMA, Cephalon and MergerCo have each determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of their respective stockholders and, therefore, have approved the Merger and this Agreement.

STATEMENT OF AGREEMENT

        The parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

        1.01    Definitions.    This Agreement uses the following definitions:

        "aaiPharma Merger Agreement," has the meaning assigned in Section 5.03(bb).

        "Acquisition Proposal," means any offer or proposal with respect to an Acquisition Transaction.

        "Acquisition Transaction," with respect to CIMA, means any (i) merger, consolidation, business combination or similar transaction involving CIMA or any of its Significant Subsidiaries, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of CIMA or its Subsidiaries representing 15% or more of the consolidated assets of CIMA and its Subsidiaries, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or Rights with respect to such securities) representing 15% or more of the voting power of CIMA (other than a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction), (iv) transaction (including a tender or exchange offer) in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any "group" (as defined in Rule 13d-5(b)(1) under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding voting capital stock of CIMA (other than one or more bona fide underwriters in connection with a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction) or (v) any combination of the foregoing (other than the Merger).

        "Affiliate" means an "affiliate" within the meaning of Rule 12b-2 of the Exchange Act.

        "Agreement" means this Agreement, as amended or modified from time to time in accordance with its terms.

        "Benefit Arrangement" means with respect to CIMA, each:

            (i)  "employee benefit plan" (within the meaning of Section 3(3) of ERISA);

           (ii)  stock purchase, stock option or other form of incentive compensation plan;

          (iii)  severance, parachute, change-in-control, fringe benefit, bonus, incentive, worker's compensation, disability benefit, supplemental unemployment benefit, vacation benefit, retirement benefit, life, health, or accident benefit, or deferred compensation plan;

          (iv)  paid time off benefits arrangement; and

           (v)  other employee benefit plan, agreement, program, policy, commitment or other arrangement (whether written or oral), whether or not subject to ERISA, both:

            (A)  under which any of its current or former employees, the current or former employees of its Subsidiaries, or any of their respective ERISA Affiliates, or any of its current or former officers or directors or those of its Subsidiaries, or their respective ERISA Affiliates has any present or future right to benefits; and

            (B)  which is sponsored, maintained by or contributed to by it, any of its Subsidiaries, or any of their respective ERISA Affiliates, or under which it, any of its Subsidiaries, or any of their respective ERISA Affiliates has had or has any present or future liability or obligation to contribute.

        "Benefit Plan" and "Benefit Plans" have the meanings assigned in Section 5.03(u)(1).

        "Business Day" means any day on which banks are not required or authorized to close in the City of New York, New York.

        "Cephalon" has the meaning assigned in the preamble.

        "Certificate of Merger" has the meaning assigned in Section 2.03.

        "Change" has the meaning assigned in Section 6.02(e).

        "Change in the CIMA Recommendation" has the meaning assigned in Section 6.02(e).

        "CIMA" has the meaning assigned in the preamble.

        "CIMA Board" means the Board of Directors of CIMA.

        "CIMA Certificates" has the meaning assigned in Section 3.01(c).

        "CIMA Common Stock" means the common stock, par value $0.01 per share, of CIMA.

        "CIMA Insiders" means those officers and directors of CIMA who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

        "CIMA Meeting" has the meaning assigned in Section 6.02(e).

        "CIMA Preferred Stock" means the preferred stock, $0.01 par value per share, of CIMA.

        "CIMA Recommendation" has the meaning assigned in Section 6.02(e).

        "CIMA Rights" means rights to purchase shares of CIMA Stock issued under the CIMA Rights Agreement.

        "CIMA Rights Agreement" means the Amended and Restated Rights Agreement, dated as of June 26, 2001, between CIMA and Wells Fargo Bank Minnesota, N.A., as Rights Agent.

        "CIMA Stock" means the CIMA Common Stock and the CIMA Preferred Stock.

        "CIMA Stockholder Approval" has the meaning assigned in Section 5.03(f).

        "CIMA Stock Option" has the meaning assigned in Section 3.12.

        "CIMA Stock Plans" means the CIMA LABS INC. 2001 Stock Incentive Plan, as amended, the CIMA LABS INC. Equity Incentive Plan, as amended and restated, the CIMA LABS INC. 1994 Directors' Stock Option Plan, as amended, the CIMA LABS INC. Non-Employee Directors' Fee Option Grant Program as amended, and the CIMA Stock Purchase Plan.

        "CIMA Stock Purchase Plan" means the CIMA LABS INC. Employee Stock Purchase Plan.

        "Closing" has the meaning assigned in Section 2.02.

        "Closing Date" has the meaning assigned in Section 2.02.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Competing Transaction," with respect to CIMA, means any (i) merger, consolidation, business combination or similar transaction involving such party or any of its Significant Subsidiaries pursuant to which the stockholders of such party immediately prior to such transaction would own less than 70% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of such party or its Subsidiaries representing 30% or more of the consolidated assets of such party and its Subsidiaries, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or Rights with respect to such securities) representing 30% or more of the voting power of such party (other than a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction), (iv) transaction (including a tender or exchange offer) in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any "group" (as defined in Rule 13d-5(b)(1) under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding voting capital stock of such party (other than one or more bona fide underwriters in connection with a public offering of common stock not in connection with a merger, consolidation, business combination, share exchange, joint venture or similar transaction) or (v) any combination of the foregoing (other than the Merger).

        "Confidentiality Agreement" has the meaning assigned in Section 6.06(b).

        "Constituent Documents" means the articles or certificate of incorporation and by-laws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

        "Continued Employee" means each individual employed by CIMA or any of its Subsidiaries immediately before the Effective Time who continues to be employed by Surviving Corporation or any of its Subsidiaries immediately after the Effective Time.

        "Costs" has the meaning assigned in Section 6.10(a).

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Disclosure Letter" has the meaning assigned in Section 5.01.

        "Dissenting Stockholders" means those holders of CIMA Common Stock that exercise appraisal rights pursuant to Section 262 of the DGCL, in accordance with Section 3.13.

        "DOJ" has the meaning assigned in Section 5.03(o)(6).

        "Effective Time" has the meaning assigned in Section 2.03.

        "Employee" and "Employees" have the meanings assigned in Section 5.03(u)(1).

        "Environmental Law" has the meaning assigned in Section 5.03(p)(3).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity which is or at any relevant time was a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliates service group" with, any Person, as defined in Section 414(b), (c), (m) or (o) of the Code, or under "common control" with it, within the meaning of Section 4001(b)(1) of ERISA.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning assigned in Section 3.03(a).

        "Exchange Fund" has the meaning assigned in Section 3.03(a).

        "Expenses" means all reasonable, documented, out-of-pocket fees and expenses (including fees and expenses payable to all investment banking firms and other Persons, and their respective agents and counsel, for financial advice, fairness opinions or other advice with respect to the structuring of the transactions contemplated hereby, and all fees of counsel, accountants, experts and consultants to CIMA or Cephalon, as the case may be, all printing and advertising expenses, and all fees payable to Governmental Authorities or to third parties in connection with obtaining Requisite Regulatory Approvals or consents necessary or advisable in connection with the Merger) actually incurred by Cephalon or CIMA, as the case may be, or on their behalf, in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

        "Former Superior Proposal" has the meaning assigned in Section 6.03(d).

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means any national, federal, regional, state, provincial, local, foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any industry self-regulatory authority.

        "Hazardous Substances" has the meaning assigned in Section 5.03(p)(4).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Indemnified Party" has the meaning assigned in Section 6.10(a).

        "Intellectual Property Rights" shall mean intellectual property rights arising from or in respect to the following: (i) fictional business names, trade names, trademarks and service marks, logos, Internet domain names, and general intangibles of a like nature (collectively, "Marks"); (ii) patents and applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, "Patents"); (iii) copyrights and registrations and applications therefor (collectively, "Copyrights") and mask work rights; (iv) know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists (collectively, "Trade Secrets"); and (v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and other work product used to design, plan, organize and develop any of the foregoing (collectively, "Software").

        "Law" means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

        "Lease" has the meaning assigned in Section 5.03(l)(1).

        "Leased Real Property" has the meaning assigned in Section 5.03(l)(1).

        "Liability" has the meaning assigned in Section 5.03(p)(2).

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

        "Material Adverse Effect" means, with respect to Cephalon or CIMA, any change, event or effect that:

          (a)   is, or would reasonably be expected to be, material and adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, except, in each case, for any such change, event or effect resulting from or arising out of (i) changes or developments in (x) the specialty pharmaceutical industry generally, (y) the financial, banking, currency or capital markets or the economy in general, or (z) Laws of general applicability (or interpretations thereof by Governmental Authorities), which changes or developments in each case do not disproportionately affect such party in any material respect; (ii) the execution or public announcement of this Agreement and the transactions contemplated hereby; (iii) any reduction in such party's stock price or trading volume, in and of itself, (iv) a stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; (v) changes in GAAP or regulatory accounting requirements applicable to specialty pharmaceutical companies generally; (vi) actions or omissions of a party to this Agreement, taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby; or (vii) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior written consent of the other party to this Agreement; or

          (b)   would be reasonably likely to prevent the Merger.

        "Material Contracts" has the meaning assigned in Section 5.03(r)(1).

        "Merger" has the meaning assigned in the Background Statement.

        "MergerCo" has the meaning assigned in the preamble.

        "Merger Consideration" has the meaning assigned in Section 3.01(a).

        "Nasdaq" shall mean the Nasdaq National Market tier of The Nasdaq Stock Market.

        "OIG" has the meaning assigned in Section 5.03(o)(6).

        "other party" means, with respect to Cephalon, CIMA; and with respect to CIMA, Cephalon.

        "Owned Intellectual Property" has the meaning assigned in Section 5.03(m).

        "Owned Real Property" has the meaning assigned in Section 5.03(k).

        "Pension Plan" has the meaning assigned in Section 5.03(u)(2).

        "Permits" has the meaning assigned in Section 5.03(q)(1).

        "Person" is to be interpreted broadly to include any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

        "Previously Disclosed" means information or exceptions set forth by a party in its Disclosure Letter, provided that (i) such information or exceptions are set forth by specific subsection references, and (ii) any matter disclosed in any section of a party's Disclosure Letter shall be considered disclosed for other sections of such Disclosure Letter, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Letter in light of the disclosure made in such section.

        "Proxy Statement" has the meaning assigned in Section 6.02(a).

        "Qualifying Amendment" has the meaning assigned in Section 6.02(d).

        "Regulatory Filings" has the meaning assigned in Section 5.03(h)(1).

        "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal, accounting or financial advisors, agents or any representatives of such legal, accounting or financial advisors.

        "Requisite Regulatory Approvals" has the meaning assigned in Section 6.09(a)(2).

        "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, warrants, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Secretary of State" means the Secretary of State of the State of Delaware.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Subsidiary" and "Significant Subsidiary" have the meanings assigned to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

        "Superior Proposal," with respect to CIMA, means an unsolicited, bona fide written offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a Person (other than Cephalon and its Affiliates): (i) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation, business combination, asset acquisition, stock issuance or other similar transaction, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party, (ii) on terms that the Board of Directors of such party concludes in good faith to be more favorable to its stockholders than the Merger and the other transactions contemplated by this Agreement (including any revisions hereto), in each case (A) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (C) after taking into account all legal (after receiving the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, and (iii) that is, in the good faith judgment of the Board of Directors of such party, reasonably likely to be completed and financed.

        "Superior Proposal Notice" has the meaning assigned in Section 6.03(c)(4).

        "Surviving Corporation" has the meaning assigned in Section 2.01.

        "Takeover Laws" has the meaning assigned in Section 5.03(z).

        "Takeover Provisions" has the meaning assigned in Section 5.03(z).

        "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether disputed or not or arising before, on or after the Effective Time.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

        "Termination Date" has the meaning assigned in Section 8.01(f).

        "Treasury Regulations" means the regulations promulgated under the Code.

        1.02    Interpretation.

        (a)   In this Agreement, except as the context may otherwise require, references:

          (1)   to the Preamble, Background Statement, Sections, Exhibits, Annexes or Schedules are to the Preamble to, the Background Statement or Section of, or Exhibit, Annex or Schedule to, this Agreement;

          (2)   to this Agreement are to this Agreement, and the Exhibits, Annexes and Schedules to it, taken as a whole;

          (3)   to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms hereof); and to any section of any statute or regulation are to any successor to the section;

          (4)   to the "transactions contemplated hereby" includes the transactions provided for in this Agreement (including the Annexes to it); and

          (5)   to any Governmental Authority includes any successor to that Governmental Authority.

        (b)   The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

        (c)   The words "include," "includes" or "including" are to be deemed followed by the words "without limitation."

        (d)   The words "herein," "hereof" or "hereunder," and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

        (e)   This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly against either Cephalon or CIMA.

ARTICLE II

THE MERGER

        2.01    The Merger.    Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, MergerCo shall be merged with and into CIMA; and following the Merger, the separate corporate existence of MergerCo shall cease and CIMA shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and as a wholly owned Subsidiary of Cephalon.

        2.02    Closing.    The closing of the Merger (the "Closing") shall take place in the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 at 10:00 a.m. on the third Business Day after satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII, other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing, the "Closing Date").

        2.03    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State a certificate of merger with respect to the Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL. The parties shall make all other filings required under the DGCL, and the Merger shall become effective at the time of filing of the Certificate of Merger, or such later date and time as Cephalon and CIMA shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

        2.04    Effects of the Merger.    The Merger shall have the effects prescribed in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of CIMA and MergerCo shall be vested in Surviving Corporation, and (b) all debts, liabilities and duties of CIMA and MergerCo shall become the debts, liabilities and duties of Surviving Corporation.

        2.05    Certificates of Incorporation and By-laws.

        (a)   The certificate of incorporation of CIMA, as in effect immediately before the Effective Time, shall be amended in the Merger to read in its entirety as specified in Annex 1 and, as so amended, shall be the certificate of incorporation of Surviving Corporation as of the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

        (b)   The by-laws of CIMA, as in effect immediately before the Effective Time, shall be amended in the Merger to read in their entirety as set forth in Annex 2 until thereafter changed or amended as provided therein or by applicable Law. Such bylaws shall not be inconsistent with Section 6.10(b).

        2.06    Board of Directors and Officers.    The Board of Directors of Surviving Corporation shall be the Board of Directors of MergerCo immediately prior to the Effective Time and the officers of Surviving Corporation shall be the officers of MergerCo immediately prior to the Effective Time, in each case, until the earlier of their respective resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

        3.01    Consideration; Effect on Capital Stock of CIMA and MergerCo.    At the Effective Time, by virtue of the Merger and without any action on the part of CIMA, MergerCo or any holder of CIMA Common Stock or MergerCo Common Stock:

          (a)   Each share of CIMA Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of CIMA Common Stock held by CIMA or owned by Cephalon or MergerCo, all of which shall be canceled as provided in Section 3.01(b), and shares of CIMA Common Stock held by Dissenting Stockholders) shall be converted into the right to receive $34.00, without interest, in cash (the "Merger Consideration").

          (b)   Each share of CIMA Common Stock held by CIMA or owned by Cephalon or MergerCo immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled, and no Merger Consideration or other consideration shall be delivered in exchange therefor.

          (c)   All shares of CIMA Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of CIMA Common Stock ("CIMA Certificates") shall thereafter cease to have any rights with respect to such shares of CIMA Common Stock, except as provided herein or by Law, and each CIMA Certificate previously representing such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of CIMA Common Stock.

          (d)   Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Surviving Corporation.

        3.02    Certain Adjustments.    If, between the date of this Agreement and the Effective Time, the outstanding shares of CIMA Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be correspondingly adjusted to provide to the holders of CIMA Common Stock and CIMA Stock Options the same economic effect as contemplated by this Agreement prior to such event.

        3.03    Exchange Procedures.

        (a)   As of the Effective Time, Cephalon shall deposit, or cause to be deposited, with U.S. Bank National Association or, in the event U.S. Bank National Association is unwilling or unable to serve as the exchange agent, such other commercial bank or trust company of recognized standing reasonably acceptable to CIMA and Cephalon (in such capacity, the "Exchange Agent"), for the benefit of the holders of the CIMA Certificates, for exchange, in accordance with this Article III, through the Exchange Agent, cash representing the Merger Consideration payable to the holders of CIMA Certificates pursuant to Section 3.01. Cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver out of the Exchange Fund the Merger Consideration contemplated to be paid for shares of CIMA Common Stock pursuant to this Agreement. The Exchange Fund shall not be used for any other purpose.

        (b)   Promptly after the Effective Time, Cephalon shall cause the Exchange Agent to mail to each holder of record of a CIMA Certificate:

          (1)   a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the CIMA Certificates shall pass, only upon proper delivery of the CIMA Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Cephalon may reasonably specify (such letter to be reasonably acceptable to CIMA prior to the Effective Time); and

          (2)   instructions for effecting the surrender of the CIMA Certificates in exchange for the Merger Consideration. Upon surrender of a CIMA Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such CIMA Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article III. No interest will be paid or will accrue on any cash deliverable pursuant to this Article III. In the event of a transfer of ownership of CIMA Common Stock which is not registered in the transfer records of CIMA, a check in the proper amount of cash representing the Merger Consideration may be issued with respect to such CIMA Common Stock to such a transferee if the CIMA Certificates formerly representing such shares of CIMA Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.03(b), each CIMA Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of CIMA Common Stock formerly represented by such CIMA Certificate or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares of CIMA Common Stock as determined in accordance with Section 262 of the DGCL.

        3.04    Further Ownership Rights.    All cash paid upon conversion of shares of CIMA Common Stock in accordance with the terms of Article II and this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of CIMA Common Stock.

        3.05    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of CIMA Certificates for six months after the Effective Time shall be delivered to Surviving Corporation or otherwise on the instruction of Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Cephalon for the Merger Consideration payable with respect to the shares of CIMA Common Stock formerly represented thereby to which such holders are entitled pursuant to this Article III without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of Cephalon free and clear of any claims or interest of any Person previously entitled thereto.

        3.06    No Liability.    None of Cephalon, CIMA, MergerCo, Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

        3.07    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Cephalon on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the CIMA stockholders pursuant to Article II and the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Cephalon. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Cephalon shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

        3.08    Lost Certificates.    If any CIMA Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such CIMA Certificate to be lost, stolen or destroyed and, if required by Cephalon, the posting by such Person of a bond, in such reasonable amount as Cephalon may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed CIMA Certificate the applicable Merger Consideration payable with respect to the shares of CIMA Common Stock formerly represented thereby without any interest thereon.

        3.09    Withholding Rights.    Each of Surviving Corporation, Cephalon and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CIMA Common Stock or any holder of CIMA Stock Options or any other equity rights in CIMA, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Surviving Corporation, Cephalon or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CIMA Common Stock or the holder of CIMA Stock Options or any other equity rights in CIMA, as applicable, in each case, in respect of which such deduction and withholding was made by Surviving Corporation, Cephalon or the Exchange Agent, as the case may be.

        3.10    Further Assurances.    After the Effective Time, the officers and directors of Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of CIMA or MergerCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CIMA or MergerCo, any other actions and things to vest, perfect or confirm of record or otherwise in Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Surviving Corporation as a result of, or in connection with, the Merger.

        3.11    Stock Transfer Books.    The stock transfer books of CIMA shall be closed immediately upon the Effective Time; and thereafter, there shall be no further registration of transfers of shares of CIMA Common Stock outstanding as of the Effective Time on the records of CIMA. On or after the Effective Time, any CIMA Certificates presented to the Exchange Agent, Cephalon or Surviving Corporation for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of CIMA Common Stock formerly represented thereby or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares of CIMA Common Stock as determined in accordance with Section 262 of the DGCL.

        3.12    CIMA Stock Options.    Each option to purchase CIMA Common Stock (a "CIMA Stock Option") that was granted pursuant to the CIMA Stock Plans prior to the Effective Time, whether or not then exercisable or vested at the Effective Time, and which remains outstanding immediately prior to the Effective Time, shall cease to represent a right to acquire shares of CIMA Common Stock and shall, at the Effective Time, be converted into the right to receive an amount in cash equal to $34.00, less an amount equal to (a) the exercise price for such CIMA Stock Option plus (b) any applicable tax withholding amounts. Notwithstanding the preceding sentence, any CIMA Stock Option with respect to which the applicable exercise price per share is greater than or equal to $34.00 shall be fully exercisable prior to the Effective Time in accordance with the terms of the CIMA Stock Plans, and any such CIMA Stock Option that is not exercised prior to the Effective Time shall be canceled as of the Effective Time and holders of such CIMA Stock Options shall not receive any consideration for the cancellation of such CIMA Stock Options. Cephalon or the Surviving Corporation shall pay the cash consideration to be paid for the CIMA Stock Options, via check, as promptly as practicable but, in any event, within ten Business Days after the Effective Time.

        3.13    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, if any holder of CIMA common stock shall demand to be paid the "fair value" of such holder's shares of CIMA Common Stock, as provided in Section 262 of the DGCL, such shares shall not be converted into or exchangeable for the right to receive the Merger Consideration except as provided in this Section 3.13, and CIMA shall give Cephalon notice thereof and Cephalon shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither CIMA nor the Surviving Corporation shall, except with the prior written consent of Cephalon, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of CIMA Common Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 3.01.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

        4.01    CIMA Forbearances.    CIMA agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as required by applicable Law or as Previously Disclosed, without the prior written consent of the Chief Executive Officer of Cephalon (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    (1) Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course in substantially the same manner as heretofore conducted, (2) fail to use commercially reasonable efforts to preserve intact their business organizations, assets (including Intellectual Property Rights) and goodwill, maintain their rights, licenses, franchises and authorizations and their existing relations with customers, suppliers, licensees, licensors and business associates having material business relationships with them and keep available the services of their current employees, officers and other managers; provided, that the foregoing shall not preclude the termination of employees in the ordinary course of business, or (3) take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

          (b)    Operations.    Enter into any new material line of business.

          (c)    Capital Stock.    Issue, authorize for issuance, sell, or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any Rights related thereto or any other securities in respect of or in substitution for shares of its capital stock, other than pursuant to Rights outstanding on the date of this Agreement pursuant to written agreements or plans.

          (d)    Dividends, Distributions, Repurchases.    (1) Make, declare, pay or set aside for payment any dividend payable in cash, stock or property on, or in respect of, or declare or make any distribution on, any shares of its capital stock (other than dividends and distributions from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (2) directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock or any Rights related thereto.

          (e)    Dispositions; Licenses.    Sell, transfer, mortgage, encumber, lease, license or otherwise dispose of or discontinue any of its assets (including Intellectual Property Rights), business or properties, except for sales, transfers, mortgages, encumbrances, licenses or other dispositions or discontinuances (1) in the ordinary course of business consistent with past practice or its current strategic plans as disclosed to Cephalon prior to the date hereof, including sales of inventory and other current assets and licenses of Intellectual Property Rights, (2) in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, (3) transactions between it and any of its respective direct or indirect wholly owned Subsidiaries or between such wholly owned Subsidiaries, or (4) pursuant to Section 6.09(b).

          (f)    Acquisitions.    Acquire (1) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or Person or division thereof, or (2) any assets, except in the case of each of clause (1) and (2) above, (x) acquisitions of inventory, Intellectual Property Rights and other items in the ordinary course of business consistent with past practice, or (y) acquisitions the total consideration for which does not exceed $10,000,000 individually and $20,000,000 in the aggregate (excluding contingent milestone and royalty payments not required to be reflected on a balance sheet as of the date of such acquisition prepared in accordance with GAAP), provided that any such acquisitions do not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain in any material respect.

          (g)    Constituent Documents.    Amend, alter or modify its Constituent Documents (or similar governing documents).

          (h)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP (as advised by its regular independent accountants) or applicable regulatory accounting requirements.

          (i)    [Intentionally Omitted]

          (j)    Indebtedness and Investments.    (1) Incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee or otherwise become contingently liable for any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between it and any of its respective direct or indirect wholly owned Subsidiaries or between such wholly owned Subsidiaries, or (2) make any loans, advances or capital contributions to, or investments in, any other Person, other than between it and any of its direct or indirect wholly owned Subsidiaries or between such Subsidiaries, and other than investments made in the ordinary course of business consistent with past practice.

          (k)    Noncompetes; Exclusivity Arrangements.    Other than in the ordinary course of business consistent with past practice or its current strategic plans as disclosed to the other party prior to the date hereof, enter into any agreement or arrangement that (1) limits or otherwise restricts it or its respective Affiliates or any successor thereto, from engaging or competing in any line of business, field or geographic area or with respect to the development, license or supply of any pharmaceutical product or delivery device or (2) provides exclusive rights or licenses to a third Person with respect to Intellectual Property Rights.

          (l)    Capital Expenditures.    Make or agree to make any new capital expenditure or expenditures in the aggregate in excess of the amount Previously Disclosed.

          (m)    Contracts.    (1) Other than in the ordinary course of business, enter into any agreement or agreements involving aggregate payments by it and its Subsidiaries that are material to it and its Subsidiaries taken as a whole, or (2) terminate or materially and adversely amend, modify or change any Material Contract or waive, release, transfer or assign any material rights or claims thereunder, other than in the ordinary course of business consistent with past practice, or (3) enter into any agreement with respect to the voting of its capital stock or any securities held by it or any of its Subsidiaries.

          (n)    Taxes.    Make any tax election or amend any Tax Return that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the tax liability of the Person making the election, or settle or compromise any material income tax liability.

          (o)    Litigation.    Waive, release, assign, settle, discharge, pay, satisfy or compromise any material rights or claims, or any material litigation or arbitration in a manner that is materially adverse to it.

          (p)    Standstill.    Modify, amend or terminate, or waive, release or assign, any material rights or claims with respect to any confidentiality or standstill agreement to which it is a party and which relates to a business combination; provided that if it receives an Acquisition Proposal and its Board of Directors concludes in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any amendment or modification to this Agreement proposed by the other party hereto during any three Business Day period referenced in Section 6.03(d)), or its Board of Directors concludes in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, that there is a reasonable likelihood that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, then it may waive material rights under any standstill provision with the Person making such Acquisition Proposal to the extent necessary to permit such Person to engage in discussions or negotiations with it with respect to such Acquisition Proposal.

          (q)    Affiliate Transactions.    Other than in the ordinary course of business consistent with past practice, engage in any transactions, or enter into any contract, agreement or arrangement, except as disclosed in filings with the SEC prior to the date of this Agreement, with any Affiliate (other than any Subsidiary) or amend, waive or relinquish any rights relating to any such transaction, contract, agreement or arrangement.

          (r)    Benefit Arrangements.    Except as required by law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Benefit Arrangement, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or change the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

          (s)    Employee Benefits.    (1) Except for normal increases in the ordinary course of business that, in the aggregate, do not materially increase benefits or compensation expenses, or except as expressly contemplated hereby, increase the compensation of any director, officer or other key employee or pay or vest any benefit or amount not expressly required to be paid or vested by a Benefit Arrangement as in effect on the date of this Agreement to any such Person or (2) enter into any agreement with respect to, or pay (except as required pursuant to Benefits Arrangements (including employment contracts) in effect as of the date of this Agreement), any severance, termination, parachute, change-in-control, stay bonus or similar compensation or benefit.

          (t)    Takeover Statutes.    Take any action to render inapplicable, or to exempt any third party from, (1) the provisions of Section 203 of the DGCL, or (2) any other state Takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

          (u)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02    CIMA and Cephalon Forbearances.    Except as required by applicable Law, CIMA and Cephalon shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that would reasonably be expected to, (i) result in any of the conditions to the consummation of the Merger not being satisfied, (ii) materially impair, materially delay or prevent the consummation of the Merger and the other transactions contemplated hereby or (iii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Disclosure Letters.    Before entry into this Agreement, CIMA delivered to Cephalon a disclosure letter, and Cephalon delivered to CIMA a disclosure letter (respectively, each disclosure letter a "Disclosure Letter"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 (with respect to CIMA); Section 5.04 (with respect to Cephalon); and Section 5.05 (with respect to MergerCo), as the case may be, or to one or more of its covenants contained in Articles IV and VI; provided that the mere inclusion of an item in a Disclosure Letter as an exception to representation or warranty will not be deemed an admission by a party that such item is material or was required to be disclosed therein.

        5.02    Standard.    For all purposes of this Article V, no representation or warranty of CIMA, Cephalon or MergerCo contained in Section 5.03, Section 5.04 or Section 5.05 (other than the representations and warranties contained in Sections 5.03(b) and 5.05(a), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, Section 5.04 or Section 5.05 (read for this purpose without regard to any individual reference to "materiality" or "material adverse effect"), has had or is reasonably likely to have a Material Adverse Effect with respect to CIMA or Cephalon, as the case may be.

        5.03    Representations and Warranties of CIMA.    Except as Previously Disclosed, CIMA hereby represents and warrants to Cephalon, as follows:

          (a)    Organization, Standing and Authority.    It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified or licensed to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

          (b)    CIMA Stock.

          (1)   The authorized capital stock of CIMA consists of 60,000,000 shares of CIMA Common Stock and 5,000,000 shares of CIMA Preferred Stock. As of October 31, 2003, (i) 14,522,740 shares of CIMA Common Stock and no shares of CIMA Preferred Stock were outstanding, (ii) 1,739,843 shares of CIMA Common Stock were subject to CIMA Stock Options under the CIMA Stock Plans, (iii) 4,725,617 shares of CIMA Common Stock were reserved for issuance under the CIMA Stock Plans, (iv) 619,425 shares of CIMA Common Stock were held in the treasury of CIMA and (v)) 5,000,000 shares of CIMA Preferred Stock were designated as Series A Junior Participating Preferred Stock, none of which were outstanding. The outstanding shares of CIMA Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). CIMA has heretofore furnished Cephalon complete and correct copies of the Constituent Documents of CIMA and such Constituent Documents are in full force and effect. CIMA is not in violation of any of the provisions of its Constituent Documents.

          (2)   Except as set forth above, and except for CIMA Stock Options issued and outstanding, CIMA Rights under the CIMA Rights Agreement and outstanding purchase rights under the CIMA Stock Purchase Plan, as of the date of this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating CIMA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of CIMA Common Stock or obligating CIMA or to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of CIMA to (i) repurchase, redeem or otherwise acquire any shares of CIMA Common Stock except in connection with the exercise of CIMA Stock Options issued and outstanding or (ii) provide material funds (in the form of a loan, capital contribution or other investment) to, or make any material investment in (in the form of a loan, capital contribution or other investment), or provide any material guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation rights or similar derivative securities or Rights of CIMA. There are no bonds, debentures, notes or other indebtedness of CIMA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of CIMA may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which CIMA is a party or is bound with respect to the voting of any shares of CIMA Common Stock. CIMA has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person or entity (except rights which have terminated or expired). CIMA has no outstanding obligations in respect of prior acquisitions of businesses to pay, in the form of securities, cash or other property, any portion of the consideration payable to the seller or sellers in such transaction. As of the date hereof, CIMA has no Subsidiaries.

          (3)   CIMA has previously made available to Cephalon complete and correct copies of the CIMA Stock Plans, the CIMA Stock Purchase Plan, and the CIMA Rights Agreement, including, in each case, all amendments thereto. CIMA has previously made available to Cephalon a complete and correct list setting forth as of October 28, 2003, (i) the number of CIMA Stock Options outstanding (listing grantee and exercise price), and (ii) the weighted average exercise price for all outstanding CIMA Stock Options, and complete and correct copies of the relevant written agreements, including amendments thereto, evidencing the grant of outstanding CIMA Stock Options.

          (c)   [Intentionally Omitted]

          (d)    Subsidiaries.

          (1)   (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights. It has no investment in any other entity other than its Subsidiaries.

          (2)   Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

          (3)   Each of its direct and indirect Subsidiaries in existence on the date hereof is listed on Section 5.03(d)(3) of its Disclosure Letter.

          (e)    Power.    It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (f)    Authority.    It has duly authorized and validly executed and delivered this Agreement. This Agreement and the transactions contemplated hereby have been approved by the CIMA Board, and duly and validly authorized by all necessary respective corporate action applicable to it, subject only to receipt of the affirmative vote of the holders of a majority of the outstanding shares of CIMA Common Stock to adopt this Agreement (the "CIMA Stockholder Approval"). This Agreement is its valid and legally binding obligation, enforceable in accordance with the terms hereof (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). CIMA represents to Cephalon that the CIMA Stockholder Approval is the only vote of the holders of any class or series of capital stock of CIMA required to adopt this Agreement.

          (g)    Regulatory Approvals; No Defaults.

          (1)   No consents or approvals of, or filings or registrations with, or notice to, or authorizations, permits or declarations of, any Governmental Authority or with any other Person are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger except for (A) filing of notices, and expiration of the related waiting period, under the HSR Act, (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the National Association of Securities Dealers, Inc. and Nasdaq, (C) filings under the Exchange Act, (D) receipt of the CIMA Stockholder Approval and (E) the filing of the Certificate of Merger.

          (2)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under (or an event which with notice or lapse of time or both would become a default), result in any loss of any benefit under, give rise to any Lien, any acceleration of remedies or any penalty, increase any benefit or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, note, mortgage, lease or other contract, commitment, agreement or instrument to which it or of any of its Subsidiaries or its or their properties is subject or bound, (B) conflict with, constitute a breach or violation of, or a default under, its Constituent Documents or those of any of its Subsidiaries or (C) assuming that the regulatory consents, approvals, authorizations, permits and declarations described in Section 5.03(g)(1) have been obtained and all filings and notifications described in Section 5.03(g)(1) have been made and the expiration or termination of related waiting periods, conflict with, violate or require any consent or approval under any such Law applicable to it or its Subsidiaries or by which any of its or its Subsidiaries' property or assets is bound.

          (3)   As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

          (h)    Financial Reports and Regulatory Documents.

          (1)   It has timely filed its Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 2001 and 2002, and all other reports, registration statements, prospectuses, forms, definitive proxy statements, schedules and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it or any of its Subsidiaries subsequent to December 31, 2000 under the Securities Act or the Exchange Act (collectively, its "Regulatory Filings"). Each of its Regulatory Filings, as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

          (2)   Each of the consolidated financial statements (including the notes and schedules thereto) contained in the Regulatory Filings were prepared in accordance with GAAP as in effect on the date of such report applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of it and its consolidated Subsidiaries as at the respective dates thereof for the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on it or its Subsidiaries, taken as a whole). Its books and records and those of its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          (3)   As of the date hereof, except as and to the extent set forth on its and its consolidated Subsidiaries' consolidated balance sheet as of December 31, 2002 included in its Annual Report on Form 10-K for the year ended December 31, 2002 (including the notes thereto), or as set forth on a consolidated balance sheet (including the notes thereto) included in Regulatory Filings filed with the SEC after December 31, 2002 and prior to the date of this Agreement, neither it nor any of its Subsidiaries has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) Liabilities incurred in the ordinary course of business since December 31, 2002, (ii) Liabilities which are accrued or reserved against and reflected in the Company's consolidated financial statements as of December 31, 2002, and (iii) Liabilities incurred in connection with this Agreement.

          (i)    Absence of Certain Changes or Events.    From December 31, 2002 to the date hereof (except as disclosed in its Annual Report on Form 10-K for the year ended December 31, 2002 or in its other Regulatory Filings (including the notes thereto) filed after December 31, 2002 and prior to the date of this Agreement), it and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice and, since December 31, 2002, there has not been (1) any change, event, or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect with respect to it and its Subsidiaries, taken as a whole, (2) any change, event or development that would, individually or in the aggregate, reasonably be expected to prevent it from performing its obligations under this Agreement or consummating the transactions contemplated hereby, (3) any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions by any of its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, any sale, transfer, mortgage, pledge or other disposition of (or grant of permission for any of the foregoing), or encumbrance on, any assets or properties, real, personal or mixed, material to it and its Subsidiaries taken as a whole, (5) any increase in any manner of the compensation of any of its or any of its Subsidiaries' officers, directors or Employees, or entrance into, establishment, amendment or termination of any Benefits Arrangement with, for or in respect of, any officer, director, or Employee of it or any of its Subsidiaries other than pursuant to the terms of agreements in effect prior to December 31, 2002 or in the ordinary course of business consistent with past practice, or (6) the entering into of any agreement or commitment to do any of the foregoing.

          (j)    Litigation.    Except as Previously Disclosed or set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 or Regulatory Filings filed with the SEC since December 31, 2002 and prior to the date hereof, there is no suit, action, audit, claim, investigation or proceeding pending or, to its knowledge, threatened in writing against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, audit, claim, investigation, or proceeding) that, individually or in the aggregate, is reasonably likely to (1) be material to it and its Subsidiaries, taken as a whole, or (2) prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement. Except as Previously Disclosed, to its knowledge, as of the date hereof, none of its officers or directors or the officers and directors of any of its Subsidiaries is a defendant in any claim, action, suit or proceeding commenced by any of its stockholders or any stockholder (or comparable equity owner) of its Subsidiaries with respect to the performance of his or her duties in such capacity, nor is it aware of any demand by any of its stockholders that it commence any claim, action, suit or proceeding against any of its officers or directors.

          (k)    Owned Real Property.    Section 5.03(k) of its Disclosure Letter sets forth a complete and accurate list of the real property owned by it or any of its Subsidiaries (the "Owned Real Property"). It or one of its Subsidiaries has good fee simple title (or other similar title in jurisdictions outside the United States) to the Owned Real Property free and clear of any Liens or defects.

          (l)    Leases.

          (1)   Section 5.03(l) of its Disclosure Letter sets forth a list of all material leases, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real properties in which it or any of its Subsidiaries has a leasehold interest, whether as lessor or lessee (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which it or such Subsidiary is a lessee is referred to herein as the "Leased Real Property").

          (2)   Each Lease is in full force and effect. Neither it nor any of its Subsidiaries is in default under any Lease and, to its knowledge, no other Person party to a Lease is in default.

          (m)    Intellectual Property.    Section 5.03(m) of the Disclosure Letter sets forth an accurate and complete list of: (i) all registered Marks, and all pending applications for registration of any Marks anywhere in the world, owned by it or its Subsidiaries; (ii) all Patents and application for Patents, anywhere in the world, owned by it or its Subsidiaries; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world owned by it or its Subsidiaries; and (iv) all Software owned by it or its Subsidiaries that is material to the operation of its business as presently conducted, but excluding off-the-shelf and in-licensed Software (collectively, "Owned Intellectual Property"). Except as set forth in Section 5.03(m) of the Disclosure Letter, it and its Subsidiaries own all right, title, and interest in the Owned Intellectual Property. It or its Subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use the Intellectual Property Rights that are used in its businesses, and the businesses of its Subsidiaries, as currently conducted. To its knowledge, all material patents, trademarks, trade names, service marks and copyrights held by it or its Subsidiaries are valid and subsisting. To its knowledge, it and its Subsidiaries are not infringing any intellectual property rights of any other Person. To its knowledge, no claim is pending or, to its knowledge, threatened with respect to the ownership, validity, license or use of, or any infringement resulting from, the Intellectual Property Rights. To its knowledge, the Intellectual Property Rights are not being infringed or misappropriated by any other Person. There are no restrictions on the direct or indirect transfer of the Intellectual Property Rights that would be triggered by the transactions contemplated hereby. To its knowledge, it and its Subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of it or its Subsidiaries, including requiring their employees and officers to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To its knowledge, no employee of it or its Subsidiaries is in violation of any material term of any confidentiality or nondisclosure agreement.

          (n)    Insurance.    All material insurance policies carried by or covering it and its Subsidiaries with respect to their businesses, assets and properties are in full force and effect, and, to its knowledge, no notice of cancellation has been given with respect to any such policy. Neither it nor any of its Subsidiaries has assigned, pledged or transferred any rights under any such insurance policies. There are no claims by it or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause (other than a customary reservation of rights clause). All necessary notifications of claims have been made by it or its Subsidiaries to insurance carriers.

          (o)    Regulatory Matters.

          (1)   To its knowledge, all manufacturing, processing, distribution, labeling, storage, testing, specifications, sale or marketing of products performed by or on behalf of it and its Subsidiaries are in compliance with all applicable laws, rules, regulations, guidances or orders administered or issued by the Food and Drug Administration, the Drug Enforcement Agency and any other Governmental Authority.

          (2)   To its knowledge, all pre-clinical and clinical investigations conducted or sponsored by it or any of its Subsidiaries are being conducted in compliance with all recommendations of the Food and Drug Administration and all applicable laws, rules, regulations and guidances, including Good Laboratory Practices, investigational new drug requirements, Good Clinical Practice requirements (including informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects), and federal and state laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information. To its knowledge, neither it nor any of its Subsidiaries has received any information which could reasonably be expected to lead to the denial of any application for approval currently pending before the Food and Drug Administration.

          (3)   Neither it nor any of its Subsidiaries has received any oral or written communication (including any warning letter, untitled letter, Form 483s or similar notices), or is otherwise aware of any action or proceeding pending or, to its knowledge, threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that it or any of its Subsidiaries is not currently in compliance with any and all applicable laws, regulations or orders implemented by the Food and Drug Administration, the Drug Enforcement Agency, or any other Governmental Authority responsible for regulating the pharmaceutical industry. To its knowledge, none of its Employees is or has been the subject of any similar pending or threatened action or proceeding.

          (4)   Neither it nor any of its Subsidiaries has received any correspondence from the Food and Drug Administration regarding, or is aware of, any pending or threatened action or proceeding against it, any of its Subsidiaries or any of its Employees regarding any debarment action or investigation undertaken pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sections 335(a), (b) and (c), or any other similar regulation of the Food and Drug Administration.

          (5)   To its knowledge, no data generated by it or any of its Subsidiaries that has been provided to its clients is the subject of any regulatory or other action, either pending or threatened, by the Food and Drug Administration or other Governmental Authority relating to the truthfulness or scientific adequacy of such data.

          (6)   To its knowledge, neither it nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or threatened investigation by the Food and Drug Administration pursuant to its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy or by the Department of Health and Human Services Office of Inspector General ("OIG") or United States Department of Justice ("DOJ") pursuant to the Federal Anti-Kickback Statute 42 U.S.C.

          (7)   Section 1320a-7(b) and the Civil False Claims Act (31 U.S.C. Section 3729 et seq.) and the regulations promulgated pursuant to such statutes. To its knowledge, neither it nor any of its Subsidiaries nor any of its Employees has knowingly committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the Food and Drug Administration to invoke its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy or that would reasonably be expected to provide a basis for liability under the Federal Anti-Kickback Statute or the Civil False Claims Act and any regulations promulgated thereunder.

          (p)    Environmental.

          (1)   It and its Subsidiaries are in compliance with all, and have no Liability under any, applicable Environmental Laws. There is no claim with respect to Environmental Laws pending or, to its knowledge, threatened against it or any of its Subsidiaries and, to its knowledge, there are no facts or circumstances that could give rise to such a claim that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Subsidiaries has either assumed or undertaken, or agreed to assume or undertake, responsibility for any Liability or obligation of any other Person, arising under or relating to Environmental Laws, including any obligation for investigation or corrective or remedial action, other than an assumption by operation of law as the result of the merger of a Person with and into it or any of its Subsidiaries.

          (2)   "Liability" means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

          (3)   "Environmental Law" means any federal, state, local, provincial, foreign, civil and criminal Law, statute, ordinances, common law, rules, regulations, policies and guidance documents with the effect of law, now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution, health, worker health and safety or protection of the environment, including those relating to the use, handling, transportation, treatment, storage, disposal, release, exposure or discharge of Hazardous Substances.

          (4)   "Hazardous Substances" means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (ii) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

          (q)    Compliance with Laws.    Each of it and its Subsidiaries:

            (1)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with (the "Permits"), all Governmental Authorities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended and the regulations of the United States Food and Drug Administration promulgated thereunder) that are required for it to own or lease and operate its properties or other assets and to conduct its business in the manner described in the Regulatory Filings prior to the date hereof and as it is presently conducted, and all such Permits are valid and in full force and effect and, to its knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit revocation, non-renewal, modification, suspension, limitation or termination of any Permit;

            (2)   conducts its business in compliance with all applicable Laws, and is not in conflict with, or in default or violation of, any Law applicable to it or by which any of its property or assets is bound, or any Permits; and

            (3)   has received, since December 31, 2000, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any Law which such Governmental Authority enforces or (B) threatening to revoke any Permit.

          (r)    Material Contracts; Defaults.

          (1)   As of the date hereof, except as filed as exhibits to its Regulatory Filings prior to the date of this Agreement, neither it nor any of its Subsidiaries is a party to, and none of their respective assets, businesses or operations is bound by, any contract, agreement, commitment, arrangement, lease or other instrument (whether written or oral) that (a) is a "material contract" (as such term is defined in Item 601(a)(10) of Regulation S-K promulgated under the Securities Act), (b) relates to any indebtedness in excess of $10,000,000, (c) provides for aggregate payments from it or any of its Subsidiaries in excess of $10,000,000, has an unexpired term exceeding six months and cannot be terminated without penalty upon not more than 30 days' prior written notice, or (d) materially limits its freedom or the freedom of any of its Subsidiaries to compete in any line of business or with any Person or in any geographical area or which would so materially limit its freedom or the freedom of any of its Subsidiaries so to compete after the Effective Time (collectively, its "Material Contracts"). Each of its Material Contracts is valid and binding on it or its Subsidiary party thereto and, to its knowledge, each other Person thereto, and is in full force and effect and enforceable against it or such Subsidiary, as the case may be, in accordance with its terms, (except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles and (ii) to the extent applicable, securities laws limitations on the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities). No customer party to a Material Contract has given notice of termination or notice of election to self manufacture products currently manufactured by CIMA.

          (2)   Neither it nor any of its Subsidiaries is in violation, breach or default under any of its Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default.

          (s)    Customers.    Since December 31, 2002, neither it nor any of its Subsidiaries has received written notice that any material customer intends to cancel, terminate or otherwise modify any relationship with it or any of its Subsidiaries.

          (t)    Employees; Labor Relations.    Neither it nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contract or understanding with a labor union or labor organization. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to its knowledge, threatened against it or any of its Subsidiaries, (ii) to its knowledge, activity or proceeding by a labor union or representative thereof to organize any of its employees or any employees of any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or to its knowledge threats thereof by or with respect to such employees.

          (u)    Employee Benefit Plans.

          (1)   All Benefits Arrangements covering its current employees or former employees and those of its Subsidiaries (collectively, "Employees", and each individually, an "Employee") and its current or former directors and those of its Subsidiaries, including: (i) "employee benefit plans" within the meaning of Section 3(3) of ERISA; and (ii) deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, "Benefit Plans" and each individually, a "Benefit Plan"), are Previously Disclosed. True and complete copies of all Benefit Plan Documents, including any trust instruments and insurance contracts forming a part of any Benefit Plan Documents, and all amendments thereto, have been made available to the other party.

          (2)   All of its Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and which is intended to be qualified under Section 401(a) of the Code, is so qualified, and has received a favorable determination letter from the Internal Revenue Service, or the remedial amendment period under applicable Internal Revenue Service guidance in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the current qualified status of such Pension Plan has not yet expired, and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. Each Benefit Plan which is intended to be part of or funded through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code has (i) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Plan under Section 501(c)(9) of the Code. There is no material pending or, to the knowledge of CIMA, threatened litigation relating to its Benefit Arrangements (other than a claim for benefits in the ordinary course). Neither it, nor to the knowledge of CIMA, any plan fiduciary of any Benefit Arrangement, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. It has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Benefit Arrangement and has not been assessed any civil penalty under Section 502(l) of ERISA.

          (3)   No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it, any of its Subsidiaries, or any of their respective ERISA Affiliates with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them. None of it, any of its Subsidiaries, or any of their respective ERISA Affiliates has contributed to a "multiemployer plan," within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Benefit Arrangement which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA within the 12-month period ending on the date hereof.

          (4)   All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. No Benefit Arrangement has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither it, nor any of its Subsidiaries or their respective ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries or their respective ERISA Affiliates has provided, or is required to provide, security to any of its Benefit Arrangements pursuant to Section 401(a)(29) of the Code.

          (5)   There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recently completed fiscal year. Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated by this Agreement, the termination of the employment of any of its employees within a specified time of the Effective Time nor stockholder approval of the transactions covered by this Agreement, will

  (x) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Plans or any related trust, (y) entitle any of its Employees to severance pay or any increase in severance pay, or (z), except as expressly contemplated hereby, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement (including, as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (v)    Related Party Transactions.    Except as disclosed in Regulatory Filings filed prior to the date of this Agreement, since December 31, 2002, neither it nor any of its Subsidiaries has entered into any relationship or transaction of the sort that would be required to be disclosed by it pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

          (w)    Taxes.    (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) or that are otherwise due and payable have been paid in full, except for Taxes which are being contested in good faith and for which adequate reserves have been established on the balance sheets contained in the financial statements contained in the Regulatory Filings filed prior to the date hereof, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any Employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. Its unpaid Taxes and those of its Subsidiaries did not, as of the dates of the most recent financial statements contained in the Regulatory Filings filed before the date hereof, exceed the reserve for Liabilities for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since December 31, 2002, neither it nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, (y) changed its Tax elections or the Tax elections of any of its Subsidiaries or any accounting method used by it or any of its Subsidiaries for Tax purposes, where such Tax election or change in accounting method has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (z) settled or compromised any material liability for income Taxes of it and its Subsidiaries taken as a whole. It has delivered or made available to the other party complete and accurate copies of its federal, state and local Tax Returns and those of its Subsidiaries and each of their predecessors for the years ended December 31, 1999, 2000 and 2001, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of it and its Subsidiaries or any predecessors since December 31, 1999. There are no pending or, to its knowledge, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes (including any deficiencies for Taxes) of any of it or its Subsidiaries, and there are no matters under discussion with Governmental Authorities, or known to it, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to any of it and its Subsidiaries. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution as either a "distributing corporation" or a "controlled corporation" in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied (i) in the two (2) years prior to the date of this Agreement, or (ii) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger. Except for the affiliated group of which it is the common parent, each of it and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither it nor any of its Subsidiaries has liability for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority) other than it and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Neither it nor any of its Subsidiaries has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2). If either it or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it or its Subsidiaries were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

          (x)    Books and Records; Internal Controls.    It maintains a system of internal controls for financial reporting sufficient to provide reasonable assurance (i) that records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of its assets; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that its receipts and expenditures are being made only in accordance with authorizations of its management and directors; and (iii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

          (y)    Marketable Investments.    Section 5.03(y) of its Disclosure Letter lists by amount and type each available-for-sale security owned by it or any of its Subsidiaries as of a recent date. There are no restrictions of any kind which prevent or restrict the sale of such available-for-sale securities.

          (z)    Takeover Laws and Provisions.    It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), other than Section 203 of the DGCL. The action of its Board of Directors in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning "business combination", "fair price", "voting requirement", "constituency requirement" or other related provisions (collectively, "Takeover Provisions").

          (aa)    Financial Advisors, Etc.    None of it, its Subsidiaries or any of their officers, directors or Employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, it has retained Deutsche Bank Securities Inc. as its financial advisor with respect to the transactions contemplated by this Agreement, the arrangements with which have been disclosed to the other party prior to the date hereof. As of the date hereof, the CIMA Board has received a written opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of CIMA Common Stock.

          (bb)    Recommendation of CIMA Board.    The CIMA Board, by resolutions adopted unanimously (which resolutions have not been rescinded or amended) at one or more meetings, each of which were duly called and held, and at which a quorum was present and acting throughout, has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to, and in the best interests of, CIMA and the stockholders of CIMA, (ii) approved this Agreement and transactions contemplated hereby, and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated by this Agreement, which approval has not been rescinded or modified, (iii) resolved to recommend approval and adoption of this Agreement by its stockholders, (iv) directed that this Agreement be submitted to its stockholders for consideration in accordance with the terms of this Agreement, and (v) resolved that this Agreement and the transactions contemplated hereby, including the Merger, constitute a "Superior Proposal" as such term is defined in the Agreement and Plan of Merger, dated as of August 5, 2003, by and between aaiPharma Inc., CIMA, Scarlet Holding Corporation, Scarlet MergerCo, Inc. and Crimson MergerCo, Inc. (the "aaiPharma Merger Agreement"). The aaiPharma Merger Agreement has been terminated in accordance with the terms thereof.

          (cc)    CIMA Rights Agreement.    CIMA has amended the CIMA Rights Agreement to ensure that (i) none of a "Distribution Date" or a "Shares Acquisition Date" (in each case as defined in the CIMA Rights Agreement) will occur, and none of Cephalon or any of its stockholders or any of their "Affiliates" or "Associates" as of the date hereof (including MergerCo) will be deemed to be an "Acquiring Person" (in each case as defined in the CIMA Rights Agreement) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and (ii) the Rights will expire immediately prior to the Effective Time. No "Distribution Date" or "Shares Acquisition Date" has occurred.

        5.04    Representations and Warranties With Respect to Cephalon.    Except as Previously Disclosed, Cephalon hereby represents and warrants to CIMA, as follows:

          (a)    Organization, Standing and Authority.    Each of Cephalon and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Cephalon and MergerCo is duly qualified or licensed to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

          (b)    Power.    Each of Cephalon and MergerCo has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets; and each of Cephalon and MergerCo has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (c)    Authority.    Each of Cephalon and MergerCo has duly authorized and validly executed and delivered this Agreement. This Agreement and the transactions contemplated hereby have been approved by its and MergerCo's Board of Directors and duly and validly authorized by all necessary respective corporate action applicable to it. This Agreement is its and MergerCo's valid and legally binding obligation enforceable in accordance with the terms hereof (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (d)    Regulatory Approvals; No Defaults.

          (1)   No consents or approvals of, or filings or registrations with, or notice to, or authorizations, permits or declarations of, any Governmental Authority or with any other Person are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger except for (A) filing of notices, and expiration of the related waiting period, under the HSR Act, (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the National Association of Securities Dealers, Inc. and Nasdaq, (C) filings under the Exchange Act, (D) the filing of the Certificate of Merger.

          (2)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under (or an event which with notice or lapse of time or both would become a default), result in any loss of any benefit under, give rise to any Lien, any acceleration of remedies or any penalty, increase any benefit or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, note, mortgage, lease or other contract, commitment, agreement or instrument to which it or any of its Subsidiaries or its or their properties is subject or bound, (B) conflict with, constitute a breach or violation of, or a default under, its Constituent Documents or those of any of its Subsidiaries or (C) assuming that the regulatory consents, approvals, authorizations, permits and declarations described in Section 5.04(d)(1) have been obtained and all filings and notifications described in Section 5.04(d)(1) have been made and the expiration or termination of related waiting periods, conflict with, violate or require any consent or approval under any such Law applicable to it or its Subsidiaries or by which any of its or its Subsidiaries' property or assets is bound.

          (e)    Financing.    Cephalon and MergerCo has sufficient cash available to pay the Merger Consideration for all shares of CIMA Common Stock.

          (f)    Financial Advisors, Etc.    None of it, its Subsidiaries or any of their officers, directors or Employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, it has retained J.P. Morgan Securities Inc. as its financial advisor with respect to the transactions contemplated by this Agreement, the arrangements with which have been disclosed to the other party prior to the date hereof. As of the date hereof, the Cephalon Board has received a written opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to Cephalon.

        5.05    Representations and Warranties With Respect to MergerCo.    Except as Previously Disclosed, Cephalon hereby represents and warrants to CIMA, as follows:

          (a)    Capital Stock of MergerCo.    The authorized capital stock of MergerCo consists of 1,000 shares of MergerCo Common Stock, of which 100 shares are outstanding, all of which outstanding shares are held of record and beneficially by Cephalon.

          (b)    No Business Activities.    MergerCo has not conducted any activities or incurred any Liabilities other than in connection with its organization and maintenance of good standing, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. MergerCo has no Subsidiaries.

ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.

        (a)   Subject to the terms and conditions of this Agreement, Cephalon and CIMA will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

        (b)   As soon as reasonably practicable following the execution of this Agreement, Cephalon, as the holder of all of the outstanding shares of MergerCo Common Stock, will approve and adopt this Agreement.

        6.02    Proxy Statement; Stockholder Approval.

        (a)   As promptly as reasonably practicable and in any event not later than the twenty days following the date hereof, CIMA shall prepare and file with the SEC the proxy materials relating to the CIMA Meeting (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement"). Cephalon agrees to cooperate, and to cause its Subsidiaries to cooperate, with CIMA, its counsel and its accountants, in the preparation of the Proxy Statement. CIMA shall provide Cephalon with a reasonable opportunity to review and comment on the Proxy Statement prior to filing such with the SEC, and will promptly provide Cephalon with a copy of all such filings made with the SEC. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. CIMA shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the date hereof. CIMA shall, as promptly as practicable after receipt thereof, provide Cephalon copies of any written comments and advise the Cephalon of any oral comments with respect to the Proxy Statement received from the SEC. CIMA shall provide Cephalon with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will promptly provide Cephalon with a copy of all such filings made with the SEC. CIMA shall mail the Proxy Statement to its stockholders as soon as reasonably practicable after the Proxy Statement shall have been cleared by the SEC; provided, however, that CIMA shall consult and cooperate with Cephalon in determining the appropriate time for mailing the Proxy Statement in light of the date set for the CIMA Meeting. Each of Cephalon and MergerCo shall furnish all information concerning it and the holders of its capital stock as CIMA may reasonably request in connection with such actions and the preparation of the Proxy Statement.

        (b)   CIMA will advise Cephalon, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared or any request by the SEC for amendment or supplement of the Proxy Statement.

        (c)   Cephalon, CIMA and MergerCo each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the CIMA Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. If, at any time prior to the Effective Time, any information relating to CIMA, Cephalon, MergerCo or any of their Subsidiaries, or any of their respective Affiliates, officers or directors, should be discovered by CIMA, Cephalon or MergerCo that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of CIMA.

        (d)   Notwithstanding any other provision in this Agreement to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of both Cephalon and CIMA, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; provided, further, that CIMA, in connection with a Change in the CIMA Recommendation (as defined in Section 6.02(e)), may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, the right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions accurately described. A "Qualifying Amendment" means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in the CIMA Recommendation, (ii) a statement of the reasons of the CIMA Board for making such Change in the CIMA Recommendation and (iii) additional information reasonably related to the foregoing.

        (e)   Prior to the termination of this Agreement, CIMA shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "CIMA Meeting") as soon as reasonably practicable following the date the Proxy Statement is cleared by the SEC and after coordination with Cephalon for the purpose of obtaining the CIMA Stockholder Approval; provided that, subject to applicable Law, so long as the Proxy Statement is cleared by the SEC not later than thirty Business Days prior to the Termination Date, the CIMA Meeting shall be held not later than five Business Days prior to the Termination Date. In connection with the CIMA Meeting and the transactions contemplated hereby, CIMA will (i) subject to applicable Law and this Section 6.02(e), use its reasonable best efforts (including postponing or adjourning the CIMA Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement and (ii) otherwise comply with all legal requirements applicable to the CIMA Meeting. The CIMA Board shall recommend adoption of this Agreement by the stockholders of CIMA as set forth in Section 5.03(bb) (the "CIMA Recommendation"), and shall not Change in any manner adverse to Cephalon such recommendation or take any action or make any statement in connection with the CIMA Meeting inconsistent with such recommendation (collectively, a "Change in the CIMA Recommendation"); provided that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the CIMA Recommendation) of factual information regarding the business, financial condition or results of operations of CIMA or Cephalon or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided that the CIMA Board does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Cephalon the CIMA Recommendation) in the Proxy Statement or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable Law; and, provided further, that the CIMA Board may make a Change in the CIMA Recommendation pursuant to Section 6.03(e) hereof. Notwithstanding any Change in the CIMA Recommendation, this Agreement shall be submitted to the stockholders of CIMA at the CIMA Meeting for the purpose of adopting this Agreement and approving the Merger; provided that this Agreement shall not be required to be submitted to the stockholders of CIMA at the CIMA Meeting if this Agreement has been terminated pursuant to Section 8.01 hereof. For purposes of this Agreement, a Change in the CIMA Recommendation shall be deemed to include a recommendation by the CIMA Board of a third party Acquisition Proposal with respect to CIMA.

        (f)    Nothing in this Section 6.02 shall permit either party to terminate this Agreement (except as specifically provided in Article VIII).

        6.03    Acquisition Proposals.

        (a)   After the date hereof and prior to the Effective Time or earlier termination of this Agreement, CIMA agrees that neither it nor any of its Subsidiaries nor any of the officers, directors or employees of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives not to, directly or indirectly, (i) initiate, solicit, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (except to notify such Person as to the existence of these provisions or to the extent specifically permitted pursuant to this Section 6.03), (iii) accept, approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to this Section 6.03), or (iv) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements specifically permitted pursuant to Section 6.03(c)(3)). CIMA and its officers, directors and employees will immediately cease and cause to be terminated, and shall use its reasonable best efforts to cause its and its Subsidiaries' other Representatives to immediately cease and terminate, any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Cephalon with respect to any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such Acquisition Proposal.

        (b)   CIMA will as promptly as practicable (and in no event later than within one Business Day after receipt thereof) notify Cephalon in writing following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal. Such notice shall set forth in reasonable detail the substance and material terms of such Acquisition Proposal, request or inquiry (including the identity of the Person making such Acquisition Proposal, request or inquiry). CIMA will keep Cephalon apprised of any related developments, discussions and negotiations (including any material changes or modifications to the terms and conditions of the Acquisition Proposal, request or inquiry) on a current basis, and provide to Cephalon, as soon as reasonably practicable, copies of all written materials provided or made available in connection with such Acquisition Proposal, request or inquiry (including the form of any merger agreement or acquisition agreement, as the case may be, in connection with any such Acquisition Proposal). CIMA shall provide Cephalon with forty-eight (48) hours' prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of the CIMA Board at which such Board of Directors is reasonably expected to consider any Acquisition Proposal.

        (c)   Notwithstanding anything in this Agreement to the contrary, CIMA shall be permitted to engage in discussions or negotiations with, and provide nonpublic information to, any Person that has made an unsolicited bona fide written Acquisition Proposal with respect to it, if and only to the extent that:

          (1)   the CIMA Stockholder Approval shall not have been obtained;

          (2)   (x) the CIMA Board has concluded in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any amendment or modification to this Agreement proposed by the other party hereto during any three Business Day period referenced below in Section 6.03(d)), or (y) the CIMA Board concludes in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, that there is a reasonable likelihood that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal;

          (3)   prior to providing any nonpublic information to any Person, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement; and

          (4)   prior to providing any nonpublic information to any Person or entering into discussions or negotiations with any Person, it has notified Cephalon promptly of such Acquisition Proposal (a "Superior Proposal Notice") and has otherwise complied with its obligations under Section 6.03(b).

        (d)   For a period of not less than three Business Days after CIMA's delivery of any Superior Proposal Notice to Cephalon, it shall, if requested by Cephalon, negotiate in good faith with Cephalon to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a "Former Superior Proposal"). The terms and conditions of this Section 6.03 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as such proposal is a Former Superior Proposal).

        (e)   Notwithstanding anything in this Agreement to the contrary, CIMA shall be permitted to effect a Change in the CIMA Recommendation if and only to the extent that:

          (1)   the CIMA Stockholder Approval shall not have been obtained;

          (2)   it shall have (x) provided written notice to Cephalon stating that it intends to change its recommendation and the manner in which it intends to do so, and (y) complied with its obligations under Sections 6.03(b) and (d); and

          (3)   the CIMA Board has concluded in good faith, after receipt of advice of its outside legal counsel, that the failure of the Board of Directors to effect a Change in the CIMA Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable Law.

        (f)    Nothing contained in this Agreement shall prohibit CIMA or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, CIMA shall not effect a Change in the CIMA Recommendation unless specifically permitted pursuant to the terms of Section 6.03(e).

        (g)   CIMA shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so, prior to termination of this Agreement.

        (h)   CIMA agrees that it will use reasonable best efforts to promptly inform its Representatives of the obligations undertaken in this Section 6.03.

        6.04    [Intentionally Omitted]

        6.05    Press Releases; Public Announcements.    Cephalon and CIMA shall consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release, written employee communication or other written stockholder communication with respect to the Merger or this Agreement and shall not issue, or allow any of their respective Subsidiaries to issue, any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make a Regulatory Filing or other public statement that may be required by applicable Law or securities exchange rules on which the CIMA Common Stock or any security of Cephalon is listed, as applicable; provided, further, that a party may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by CIMA and Cephalon and do not reveal any non-public information regarding the other party. Cephalon and CIMA shall cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

        6.06    Access; Information.

        (a)   Each of Cephalon and CIMA agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall (and shall cause its Subsidiaries to) afford the other party, and the other party's Representatives, such access during normal business hours, upon reasonable notice, throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent accountants), properties, personnel and to such other information as any party may reasonably request and, during such period, it will furnish promptly to such other party all information concerning the business, properties and personnel of it as the other may reasonably request; provided that such investigation shall not unreasonably disrupt the furnishing party's operations. Neither party nor any of its Subsidiaries shall be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties shall make appropriate substitute arrangements in circumstances where the previous sentence applies.

        (b)   Each party agrees that it shall hold as confidential any information that is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement, dated as of October 1, 2003, between Cephalon and CIMA (the "Confidentiality Agreement"). Notwithstanding anything to the contrary set forth in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, including the Confidentiality Agreement, the parties hereto acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the Tax treatment and Tax structure of the Merger upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of the Agreement, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

        (c)   No investigation by either party of the business and affairs of the other party, pursuant to this Section 6.06 or otherwise, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

        6.07    Takeover Laws and Rights Plans.

        (a)   No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party shall take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions, and each of them shall take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

        (b)   The CIMA Board shall not, without the prior written consent of Cephalon, (i) amend the CIMA Rights Agreement or (ii) take any action to, or make any determination under, the CIMA Rights Agreement, including a redemption of the CIMA Rights, except upon the termination of this Agreement pursuant to Section 8.01(i).

        6.08    [Intentionally Omitted]

        6.09    Regulatory and Third Party Approvals.

        (a)   Subject to the terms and conditions herein provided, CIMA and Cephalon shall:

          (1)   as promptly as reasonably practicable make their respective filings under the HSR Act with respect to the Merger, and thereafter promptly make any other required submissions under the HSR Act;

          (2)   use their reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby (the "Requisite Regulatory Approvals") and (B) timely making all such filings in respect of those Requisite Regulatory Approvals and timely seeking all such Requisite Regulatory Approvals;

          (3)   use their reasonable best efforts to prepare and file, as applicable, as soon as is reasonably practical, all documentation to effect and obtain all Requisite Regulatory Approvals;

          (4)   promptly notify each other as soon as is reasonably practicable of any material communication concerning this Agreement or the transactions contemplated hereby (including the Merger) to that party or its Subsidiaries from any Governmental Authority and permit the other party to review in advance any proposed communications concerning this Agreement or the transactions contemplated hereby (including the Merger) to any Governmental Authority;

          (5)   to the extent reasonably practicable, not agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby (including the Merger) unless it consults with the other party in advance and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in the meeting or discussion;

          (6)   furnish the other party with copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger;

          (7)   furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of the HSR Act; and

          (8)   not voluntarily extend any waiting period under the HSR Act and/or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed (which reasonableness shall be determined in light of CIMA's and Cephalon's obligation to consummate the Merger as promptly as reasonably practicable following the date of this Agreement).

        CIMA, Cephalon and their respective Subsidiaries may designate any competitively sensitive information provided to the other under this Section 6.09(a) as "outside counsel only." Such information shall be given only to outside counsel of the recipient. In addition, CIMA, Cephalon and their respective Subsidiaries may redact any competitively sensitive information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of a Requisite Regulatory Approval.

        (b)   Without limiting Section 6.09(a), CIMA and Cephalon shall:

          (1)   each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

          (2)   each use its reasonable best efforts to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event prior to the Termination Date), provided that nothing in this Section 6.09 shall require either CIMA or Cephalon to (i) license, sell, divest or dispose of any assets or businesses of CIMA or Cephalon or any of their respective Subsidiaries or (ii) otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of CIMA or Cephalon or any of their respective Subsidiaries if, any such sale, divestiture, disposition or action (x) is not conditioned upon the consummation of the Merger or (y) would, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or Cephalon after giving effect to the Merger.

        (c)   Each of CIMA and Cephalon shall give (or shall cause their respective Subsidiaries to give) any notices to non-governmental third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any non-governmental third party consents with respect to it, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in Section 5.03(g) of the CIMA Disclosure Letter or (iii) required to prevent a CIMA Material Adverse Effect or a Cephalon Material Adverse Effect from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.09(c), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon CIMA and Cephalon, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent; provided that no obligation to make a material payment or to grant a material right shall be imposed by this Section 6.09(c).

        6.10    Indemnification.

        (a)   Following the Effective Time, Cephalon and Surviving Corporation will indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former directors and officers of CIMA or any of its Subsidiaries (each, an "Indemnified Party"), to the fullest extent permitted by Law, against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

        (b)   For a period of six years following the Effective Time, Surviving Corporation shall cause to be maintained in effect in the Constituent Documents of it or any successor of it, provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those presently contained in the Constituent Documents of CIMA to the extent permitted by Law.

        (c)   For a period of six years following the Effective Time, Cephalon shall, or shall cause Surviving Corporation to, provide director's and officer's liability insurance for the benefit of the present and former officers and directors of CIMA or any of its Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage (and not less than $15,000,000 of coverage with respect to CIMA) and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided to such Indemnified Party by CIMA; provided, however, that Cephalon or Surviving Corporation shall not be required to pay annual premiums in excess of $4,000,000, in which case Cephalon or Surviving Company shall obtain in the aggregate as much comparable insurance as is reasonably available for such amount to provide, to the extent practicable, the same amount of coverage with respect to the present and former officers and directors of CIMA and any of its Subsidiaries as coverage with respect to the present and former officers and directors of Cephalon and any of its Subsidiaries; and provided, further, that an Indemnified Party may be required to make application and provide customary representations and warranties to Cephalon's or Surviving Corporation's, as applicable, insurance carrier for the purpose of obtaining such insurance.

        (d)   The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Constituent Documents of CIMA, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.10 shall survive the consummation of the Merger.

        (e)   If Cephalon or Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Cephalon or Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Cephalon or Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.10.

        (f)    The provisions of this Section 6.10 are expressly intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives.

        6.11    Benefit Plans.

        (a)   From and after the Effective Time, Cephalon shall, and shall cause its Subsidiaries (including Surviving Corporation), to cause the Benefit Arrangements maintained by any one of them after the Effective Time to recognize, at the least, each Continued Employee's years of service and employment and level of seniority with any one of them prior to the Effective Time for purposes of eligibility, vesting, benefit accrual and benefit determination under such Benefit Arrangements (other than benefit accruals under any defined benefit pension plan) maintained by any one of them after the Effective Time to the same extent that such years of service and employment and level of seniority were recognized by the Continued Employee's employer's substantially similar Benefit Arrangement immediately prior to the Effective Time. Moreover, from and after the Effective Time, Cephalon shall, and shall cause its Subsidiaries (including Surviving Corporation) to, cause each Benefit Plan maintained by any one of them after the Effective Time that a Continued Employee may be eligible to participate in on or after the Effective Time to waive any preexisting condition exclusion with respect to participation and coverage requirements applicable to Continued Employees to the extent that such exclusion did not apply to the Continued Employee prior to the Effective Time under any similar

Benefit Plan in which the Continued Employee participated immediately prior to the Effective Time. If after the Effective Time, Cephalon or any of its Subsidiaries (including Surviving Corporation) provides coverage under a group health plan for Continued Employees (including their eligible dependents) that is different from the group health plan in which the Continued Employees participated immediately prior to the Effective Time, then Cephalon shall cause, or shall cause the plan sponsor to cause, such group health plan to credit such Continued Employees, for the current year, with any deductibles and co-payments already incurred during such year under the group health plan in which the Continued Employees participated immediately prior to the Effective Time.

        (b)   From and after the Effective Time, Cephalon shall honor, fulfill and discharge and shall cause Surviving Corporation to honor, fulfill and discharge, in accordance with its terms, each Benefit Arrangement and each employment and termination agreement between CIMA and any officer, director or employee of CIMA, in each case in place immediately prior to the Effective Time, including (A) all legal and contractual obligations pursuant to outstanding retirement plans, salary and bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements and agreements (specifically including all of the "change in control" provisions under Benefit Arrangements of CIMA) and (B) all vacation, personal and sick days accrued by Employees as of the Effective Time. From and after the Effective Time, until the second anniversary of the Effective Time, Cephalon and Surviving Corporation shall not adopt or modify any Benefit Arrangement that would create or enhance any disparity in the aggregate compensation and benefits between similarly situated regular, full time employees of Cephalon on the one hand and of Surviving Corporation on the other hand, other than to reflect local and competitive employment market conditions. However, nothing contained in any of the foregoing provisions of this Section 6.11(b) or elsewhere in this Agreement shall (x) require Cephalon or its Subsidiaries (including Surviving Corporation) to continue (A) any particular compensation or benefits or compensation, benefits or employment agreement for any particular period of time beyond that to which it is contractually bound or (B) any Benefit Arrangement for any particular period of time beyond that to which it is contractually or otherwise legally bound or (y) prevent the amendment, modification or termination of any such compensation or benefits, compensation, benefits or employment agreement or Benefit Arrangement except as may be prohibited by the terms thereof or otherwise by law.

        (c)   Prior to the Effective Time, CIMA shall take all action necessary to terminate the CIMA Stock Purchase Plan.

        (d)   Prior to the Effective Time, CIMA shall take all action necessary to cause all CIMA Stock Options outstanding immediately prior to the Effective Time to become fully vested and exercisable immediately prior to the Effective Time.

        6.12    Notification of Certain Matters.    Cephalon and CIMA shall each give prompt notice to the other party of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

        6.13    Exemption from Liability Under Section 16(b).    Prior to the Effective Time, the CIMA Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of CIMA who is a CIMA Insider of shares of CIMA Common Stock or CIMA Stock Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

        6.14    Control of Other Party's Business.    Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the consummation of the Merger. Prior to the consummation of the Merger, each of Cephalon and CIMA shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        6.15    Treasury Regulation Statement.    On the Closing Date, CIMA shall deliver to Cephalon a properly executed statement in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in a form reasonably acceptable to Cephalon for purposes of satisfying Cephalon's obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VII

CONDITIONS TO THE MERGER

        7.01    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each of Cephalon, MergerCo and CIMA to consummate the Merger are subject to the fulfillment or written waiver by Cephalon and CIMA before the Effective Time of each of the following conditions:

          (a)    Stockholder Approval.    The CIMA Stockholder Approval shall have been obtained.

          (b)    HSR Act.    Any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)    Regulatory Approvals.    Other than filings pursuant to the HSR Act, all consents, approvals and authorizations of any Governmental Authority required of CIMA or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Material Adverse Effect on Cephalon or Surviving Corporation (determined, for purposes of this clause, after giving effect to the Merger), shall have been obtained.

          (d)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger or makes illegal the consummation of the Merger (each party agreeing to use its reasonable best efforts, subject to the provisions of Section 6.09, including appealing to higher courts, to have any judgment, decree, injunction or order lifted).

        7.02    Conditions to CIMA's Obligation.    CIMA's obligation to consummate the Merger is also subject to the fulfillment or written waiver by CIMA before the Effective Time of each of the following conditions:

          (a)    Cephalon's Representations and Warranties.    The representations and warranties of Cephalon in this Agreement, after giving effect to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and CIMA shall have received a certificate, dated the Closing Date, signed on behalf of Cephalon by the Chief Executive Officer or Chief Financial Officer of Cephalon to that effect.

          (b)    Performance of Cephalon's Obligations.    Cephalon shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or before the Effective Time; and CIMA shall have received a certificate, dated the

  Closing Date, signed on behalf of Cephalon by the Chief Executive Officer or Chief Financial Officer of Cephalon to that effect.

        7.03    Conditions to Cephalon's Obligation.    Cephalon's obligation to consummate the Merger is also subject to the fulfillment or written waiver by Cephalon before the Effective Time of each of the following conditions:

          (a)    CIMA's Representations and Warranties.    The representations and warranties of CIMA in this Agreement, after giving effect to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and Cephalon shall have received a certificate, dated the Closing Date, signed on behalf of CIMA by the Chief Executive Officer or Chief Financial Officer of CIMA to that effect.

          (b)    Performance of CIMA's Obligations.    CIMA shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or before the Effective Time; and Cephalon shall have received a certificate, dated the Closing Date, signed on behalf of CIMA by the Chief Executive Officer or Chief Financial Officer of CIMA to that effect.

          (c)    CIMA Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on CIMA or any event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CIMA.

ARTICLE VIII

TERMINATION

        8.01    Termination.    This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, whether before or (except as restricted below) after approval of the matters presented in connection with the Merger by the stockholders of CIMA:

          (a)    Mutual Agreement.    By Cephalon or CIMA, with the mutual agreement of the other party, which agreement shall have been approved by action of their respective Boards of Directors;

          (b)    Breach by Cephalon.    By CIMA, if there has occurred and is continuing a breach by Cephalon of any representation, warranty, covenant or agreement contained in this Agreement, after giving effect to the standard set forth in Section 5.02, that (x) would result in a failure of a condition set forth in Section 7.02 (a) or (b) and (y) cannot be cured prior to the Termination Date, provided that CIMA shall have given Cephalon written notice, delivered at least 30 days prior to such termination, stating CIMA's intention to terminate this Agreement pursuant to this Section 8.01(b), absent a cure, and the basis for such termination;

          (c)    Breach by CIMA.    By Cephalon, if there has occurred and is continuing a breach by CIMA of any representation, warranty, covenant or agreement contained in this Agreement, after giving effect to the standard set forth in Section 5.02, that (x) would result in a failure of a condition set forth in Section 7.03 (a) or (b) and (y) cannot be cured prior to the Termination Date, provided that Cephalon shall have given CIMA written notice, delivered at least 30 days prior to such termination, stating Cephalon's intention to terminate this Agreement pursuant to this Section 8.01(c), absent a cure, and the basis for such termination;

          (d)    Adverse CIMA Action.    By Cephalon, if (i) prior to obtaining the CIMA Stockholder Approval, the CIMA Board shall have withdrawn or changed or modified the CIMA Recommendation in a manner adverse to Cephalon, (ii) prior to obtaining the CIMA Stockholder Approval, the CIMA Board shall have approved or recommended to CIMA's stockholders an

  Acquisition Proposal, (iii) prior to obtaining the CIMA Stockholder Approval, a tender offer or exchange offer for shares of CIMA Common Stock is commenced (other than by Cephalon or any of its Affiliates) and the CIMA Board fails to recommend that CIMA's stockholders reject such tender or exchange offer within ten Business Days after receipt of Cephalon's request to do so, or (iv) for any reason CIMA fails to call, hold or convene the CIMA Meeting by the fifth Business Day prior to the Termination Date (if the CIMA Meeting is required to be held on or prior to such date pursuant to Section 6.02(f)); provided, however, that Cephalon's right to terminate this Agreement under clause (iv) shall not be available if at such time CIMA would be entitled to terminate this Agreement under Section 8.01(b); provided, further, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to Cephalon after the CIMA Stockholder Approval has been obtained;

          (e)   [Intentionally Omitted]

          (f)    Delay.    By Cephalon or CIMA, if the Effective Time has not occurred by the close of business on April 30, 2004; provided that (i) in the event that the Proxy Statement has not been cleared by the SEC on or prior to the date (the "SEC Deadline Date") that is thirty Business Days prior to April 30, 2004, such April 30, 2004 date shall be extended by the number of days after the SEC Deadline Date (not to exceed sixty calendar days) required for the Proxy Statement to be cleared by the SEC and (ii) in the event the Closing has not occurred by April 30, 2004 solely due to the failure to obtain a Requisite Regulatory Approval (excluding the clearance by the SEC of the Proxy Statement), such April 30, 2004 date shall be extended by sixty days whether or not extended pursuant to clause (i) of this Section 8.01(f) (the April 30, 2004, as extended pursuant to the preceding proviso, the "Termination Date"); provided, further, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date;

          (g)    Stockholders Do Not Approve.    By Cephalon or CIMA, if the CIMA Stockholder Approval shall not have been obtained at a duly held meeting of the stockholders of CIMA called for such purpose (including any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 8.01(g) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure to obtain the CIMA Stockholder Approval;

          (h)    Denial of Regulatory Approval.    By Cephalon or CIMA, if any Governmental Authority of competent jurisdiction shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.01(h) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

          (i)    CIMA Superior Proposal.    By CIMA, if, prior to receipt of the CIMA Stockholder Approval, the CIMA Board (i) concludes in good faith, following receipt of advice of its outside legal counsel, that the failure to accept a Superior Proposal would result in a breach of its fiduciary duties under applicable law, and (ii) determines to accept such Superior Proposal, but only if CIMA fulfills its obligation to pay a termination fee to Cephalon under Section 8.02 hereof concurrent with such termination; provided, however, that CIMA's right to terminate this Agreement under this Section 8.01(i) shall not be available if CIMA is then in breach of Section 6.03; or

          (j)    [Intentionally Omitted.]

        The party desiring to terminate this Agreement pursuant to Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other parties.

        8.02    Effect of Termination and Abandonment.

        (a)    Limitation of Liability.    In the event of any termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 5.03(aa), Section 6.06(b), this Section 8.02 and Article IX, which shall remain in full force and effect) and there shall be no liability on the part of Cephalon, CIMA or MergerCo, except with respect to Section 5.03(aa), Section 6.06(b), this Section 8.02 and Article IX and with respect to any Liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (after giving effect to the standard in Section 5.02).

        (b)    CIMA Expenses.    CIMA and Cephalon agree that if this Agreement is terminated pursuant to Section 8.01(b), then Cephalon shall pay to CIMA an amount equal to the sum of CIMA's Expenses up to an amount equal to $5,500,000.

        (c)    Cephalon Expenses.    CIMA and Cephalon agree that if this Agreement is terminated pursuant to Section 8.01(c), then CIMA shall pay to Cephalon an amount equal to the sum of Cephalon's Expenses up to an amount equal to $5,500,000.

        (d)    Payment of Expenses.    Payment of Expenses pursuant to Sections 8.02(b) or 8.02(c) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth (90th) day after such party delivers such notice of demand for payment).

        (e)   [Intentionally Omitted.]

        (f)    CIMA Termination Fee.    CIMA agrees to pay to Cephalon (without duplication) the fees set forth below under the following circumstances:

          (1)   If (A) this Agreement is terminated pursuant to Section 8.01(g) or 8.01(d)(iii) and (B) after the date hereof, but prior to the time of the CIMA Meeting, an Acquisition Proposal relating to CIMA had been publicly proposed or publicly announced, and (C) on or prior to the twelve-month anniversary of the termination of this Agreement, CIMA consummates, or enters into an agreement providing for, a Competing Transaction, CIMA shall pay Cephalon a fee of $16,250,000 at the earlier of the time CIMA consummates, or enters into the agreement providing for a Competing Transaction.

          (2)   If Cephalon terminates this Agreement pursuant to Section 8.01(d)(i), 8.01(d)(ii) or 8.01(d)(iv), CIMA shall pay Cephalon a fee of $16,250,000 within two Business Days following termination.

          (3)   CIMA shall pay to Cephalon a fee of $16,250,000 prior to or concurrently with any termination of this Agreement by CIMA pursuant to Section 8.01(i). In no event shall fees payable by CIMA pursuant to Section 8.02(c) and this Section 8.02(f) exceed $16,250,000.

        (g)    Cephalon Termination Fee.    If this Agreement is terminated pursuant to (i) Section 8.01(f) as a result of the failure of a condition set forth in Sections 7.01(b) or 7.01(d) to be satisfied on or before the Termination Date or (ii) Section 8.01(h), Cephalon shall pay to CIMA a fee of $16,250,000 within two Business Days following termination.

        (h)   All payments to be made by a party under this Section 8.02 shall be made by wire transfer of immediately available funds to an account designated by the other party.

        (i)    The parties each agree that the agreements contained in this Section 8.02 are integral parts of the transaction contemplated by this Agreement and that, without these agreements, neither CIMA nor Cephalon would enter into this Agreement. Accordingly, if a party fails to promptly pay the other party an amount due under this Section 8.02, such failing party shall pay the costs and expenses of such other party (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment, together with interest on the amount of the payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

        9.01    Survival.    The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Section 2.04, Article III, Sections 6.04, 6.06(b), 6.10, 6.11 and this Article IX).

        9.02    Waiver; Amendment.    At any time before the Effective Time, whether before or after the CIMA Stockholder Approval is obtained, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement; provided, however, that after the CIMA Stockholder Approval is obtained, there shall not be made any amendment or waiver that by law or the listing requirements of Nasdaq requires further approval by the stockholders of CIMA without such further approval first being obtained. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        9.03    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

        9.04    Governing Law.    This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State, without regard to the conflicts of laws principles of any State.

        9.05    Expenses.    Subject to Section 8.02, in the event that the Merger is not consummated pursuant to this Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Cephalon and CIMA will each bear and pay one-half of the following expenses: (i) the costs (excluding the fees and disbursements of Representatives) incurred in connection with the preparation (including copying and printing and distributing) of the Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (ii) all listing, filing or registration fees, including fees paid for filing the Proxy Statement with the SEC, filing fees for the HSR Act notices and any other fees paid for filings with Governmental Authorities.

        9.06    Notices.    All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation), five Business Days after mailing by registered or certified mail (return receipt requested), or one Business Day after overnight mailing by reputable overnight courier, to the Persons and addresses set forth below or such other place as such party may specify by notice.

        If to Cephalon or MergerCo, to:

Cephalon, Inc. 145 Brandywine Parkway West Chester, Pennsylvania 19380
Attention:	John E. Osborn, Senior Vice President, General Counsel and Secretary
Facsimile:	(610) 738-6258
with a copy to:
Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103
Attention:	Richard A. Silfen
Facsimile:	(215) 963-5001
If to CIMA, to:
CIMA LABS INC. 10000 Valley View Road Eden Prairie, Minnesota 55344-9361
Attention:	Steven B. Ratoff, Chief Executive Officer
Facsimile:	(952) 947-8711
with a copy to:
Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626-1918
Attention:	Patrick T. Seaver Charles K. Ruck R. Scott Shean
Facsimile:	(714) 755-8290

        9.07    Entire Understanding; No Third Party Beneficiaries.    This Agreement represents the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.10, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other a party to this Agreement.

        9.08    Severability.    If any provision of this Agreement or the application thereof to any Person (including the officers and directors of Cephalon or CIMA) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties. Prior to the termination of this Agreement in accordance with its terms, the absence of a vote, approval or adoption by the stockholders of Cephalon or CIMA will not render invalid or inoperative any provision hereof not specifically required to be contained in the plan of merger to be adopted by such stockholders pursuant to the applicable provisions of the DGCL.

        9.09    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        9.10    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11    Acknowledgment.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

        9.12    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each other party hereto, and any attempt to make any such assignment without such consent shall be null and void.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

        IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

CEPHALON, INC.
By:	/s/ FRANK BALDINO, JR.
Name:	Frank Baldino, Jr., Ph.D.
Title:	Chairman and Chief Executive Officer
CIMA LABS INC.
By:	/s/ STEVEN B. RATOFF
Name:	Steven B. Ratoff
Title:	Interim Chief Executive Officer
C MERGERCO, INC.
By:	/s/ FRANK BALDINO, JR.
Name:	Frank Baldino, Jr., Ph.D.
Title:	President

Annex 1

Form of Surviving Corporation Certificate of Incorporation

CERTIFICATE OF INCORPORATION
OF
CIMA LABS INC.

        FIRST:    The name of the Corporation is CIMA LABS INC. (the "Corporation").

        SECOND:    The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

        FOURTH:    The total number of shares of capital stock which the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $0.01 per share.

        FIFTH:    Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

        SIXTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

        SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        EIGHTH:    The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

Annex 2

Form of Surviving Corporation By-Laws

BYLAWS

of
CIMA LABS INC.

(a Delaware corporation)

ARTICLE I
Offices and Fiscal Year

        1.01.    Registered Office:    The registered office of the corporation shall be located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, until otherwise established in the manner provided by law.

        1.02.    Other Offices:    The corporation may also have offices at such other places within or without the State of Delaware as the board of directors may from time to time determine or the business of the corporation requires.

        1.03.    Fiscal Year:    The fiscal year of the corporation shall end on the 31st of December in each year.

ARTICLE II
Notice—Waivers—Meetings

        2.01.    Notice, What Constitutes:

          (a)   Notice to Stockholders: Whenever, under the provisions of the General Corporation Law of the State of Delaware (the "DGCL") or the certificate of incorporation or these bylaws, notice is required to be given to any stockholder, it shall mean (i) notice in writing delivered personally or mailed to the stockholder at his address as it appears on the books of the corporation, or (ii) if consented to by the stockholder, notice by a form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process (any such method, an "electronic transmission").

          (b)   Notice to Directors: Whenever, under the provisions of the DGCL or the certificate of incorporation or these bylaws, notice is required to be given to any director, it shall mean (i) notice in writing delivered personally or mailed (whether by United States mail, courier or other form of express delivery service) to the director at his address as it appears on the books of the corporation or (ii) if consented to by the director, notice by electronic transmission.

          (c)   When Notice is Deemed Given: If the notice is sent by mail, it shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder or director at such stockholder's or director's address as it appears on the books of the corporation. If notice is given by facsimile telecommunication, it shall be deemed to be given when directed to a number at which the stockholder or director has consented to receive notice. If notice is given by electronic mail, it shall be deemed given when directed to an electronic mail address at which the stockholder or director has consented to receive notice. If notice is given by a posting on an electronic network together with separate notice to the stockholder or director of such specific posting, it shall be deemed to be given upon the later of such posting and the giving of such separate notice. If notice is given by another form of electronic transmission, it shall be deemed given when directed to the stockholder or director. Any consent to notice by electronic transmission shall be revocable by the stockholder or director by written notice to the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        2.02.    Notice of Meetings of Board of Directors:    Notice of a regular meeting of the board of directors need not be given. Notice of every special meeting of the board of directors shall be given to each director either (a) in writing delivered personally or mailed (whether by United States mail, courier or other form of express delivery service) to the director at his address as it appears on the books of the corporation, (b) by telephonic communications, or (c) by electronic transmission. Notice by personal delivery, telephonic communications, or electronic transmission shall be given at least 24 hours prior to such special meeting. Notice by courier or express delivery service shall be given at least 48 hours prior to such special meeting. Notice by United States mail shall be given at least five days prior to such special meeting. Every such notice shall state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in a notice of the meeting.

        2.03.    Notice of Meetings of Stockholders:    Written notice of the place, if any, date and hour of every meeting of the stockholders, whether annual or special, as well as the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given to each stockholder of record entitled to vote at the meeting not less than five nor more than 60 days before the date of the meeting. Every notice of a special meeting shall state the purpose or purposes thereof.

        2.04.    Waivers of Notice:

          (a)   Written Waiver: Whenever notice is required to be given under any provisions of the DGCL or the certificate of incorporation or these bylaws, a written waiver, signed by the person or persons entitled to the notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice of such meeting or any waiver by electronic transmission.

          (b)   Waiver by Attendance: Attendance of a person at a meeting, either in person or by proxy, shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

        2.05.    Exception to Requirements of Notice:

          (a)   General Rule: Whenever notice is required to be given, under any provision of the DGCL or the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.

          (b)   Stockholders Without Forwarding Addresses: Whenever notice is required to be given, under any provision of the DGCL or the certificate of incorporation or these bylaws, to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a 12 month period, have been mailed addressed to such

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  person at his address as shown on the records of the corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the corporation a written notice setting forth the person's then current address, the requirement that notice be given to such person shall be reinstated. The exception in clause (i) of this subsection (b) shall not be applicable to any notice returned as undeliverable if the notice given was by electronic transmission.

          (c)   Undeliverable Electronic Transmissions: Any consent to delivery of notice by electronic transmission shall be deemed revoked if (i) the corporation is unable to deliver by electronic transmission two consecutive notices by the corporation in accordance with such consent and (ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. In the event any consent to electronic delivery is deemed revoked under this Section 2.05(c), delivery of notice shall be made by other means unless subject to an exception under subsections (a) or (b) above.

        2.06.    Conference Meetings:    One or more directors may participate in a meeting of the board, or of a committee of the board, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

ARTICLE III
Meetings of Stockholders

        3.01.    Place of Meeting; Participation By Remote Communication:    All meetings of the stockholders of the corporation shall be held at such place within or without the State of Delaware as shall be designated by the board of directors in the notice of such meeting. The board of directors may, in its sole discretion, determine (a) that the meeting shall not be held at any place, but shall instead be held solely by means of remote communication equipment or (b) that in addition to being held at the place specified in the notice of the meeting, the stockholders may participate in the meeting and be deemed present in person and vote by means of remote communication. Subject to any guidelines or procedures adopted by the board of directors, stockholders and proxyholders not physically present at a meeting of stockholders but who attend by means of remote communication approved by the board of directors may participate in the meeting and be deemed present in person and vote at the meeting; provided, however, that (x) the corporation must implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (y) the corporation must implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (z) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

        3.02.    Annual Meeting:    The board of directors may fix and designate the date and time of the annual meeting of the stockholders and at said meeting the stockholders then entitled to vote shall elect directors and shall transact such other business as may properly be brought before the meeting.

        3.03.    Special Meetings:    Special meetings of the stockholders of the corporation may be called at any time by the chairman of the board, a majority of the board of directors, the president, or at the request, in writing, of stockholders entitled to cast at least a majority of the votes that all stockholders

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are entitled to cast at the particular meeting. At any time, upon the written request of any person or persons who have duly called a special meeting, which written request shall state the purpose or purposes of the meeting, it shall be the duty of the secretary to fix the date of the meeting which shall be held at such date and time as the secretary may fix, not less than ten nor more than 60 days after the receipt of the request, and to give due notice thereof. If the secretary shall neglect or refuse to fix the time and date of such meeting and give notice thereof, the person or persons calling the meeting may do so.

        3.04.    Quorum, Manner of Acting and Adjournment:

          (a)   Quorum: The holders of a majority in voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders except as otherwise provided by the DGCL, by the certificate of incorporation or by these bylaws. If a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time until a quorum is present or represented, without notice other than announcement at the meeting of the time and place, if any, to which the meeting has been adjourned and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting. At any such adjourned meeting at which a quorum is present or represented, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

          (b)   Manner of Acting: Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority in voting power of shares present in person or represented by proxy at the meeting and entitled to vote thereon shall be the act of the stockholders, unless the question is one upon which, by express provision of the applicable statute or the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of the question. The stockholders present in person or represented by proxy at a duly organized meeting can continue to do business until adjournment, notwithstanding withdrawal of enough stockholders to leave less than a quorum.

        3.05.    Organization:    At every meeting of the stockholders, the chairman of the board, if there be one, or in the case of a vacancy in the office or absence of the chairman of the board, one of the following persons present in the order stated: the vice chairman of the board, if one has been appointed, the president, the vice presidents in their order of rank or seniority, a chairman designated by the board of directors or a chairman chosen by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast, shall act as chairman of the meeting, and the secretary, or, in the absence of the secretary, an assistant secretary, or in the absence of the secretary and the assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

        3.06.    Voting:

          (a)   General Rule: Unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock having voting power held by such stockholder.

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          (b) Voting and Other Action by Proxy:

            (i)  A stockholder may authorize another person or persons to act for the stockholder as proxy. In the case of a proxy granted by execution of a writing, such execution may be accomplished by the stockholder or the authorized officer, director, employee or agent of the stockholder signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature. A stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission if such telegram, cablegram or other means of electronic transmission sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.

           (ii)  No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

          (iii)  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

        3.07.    Consent of Stockholders in Lieu of Meeting:    Any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required in this section to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or person authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (b) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders

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are recorded. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

        3.08.    Voting Lists:    The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. The list shall be arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Electronic mail addresses or other electronic contact information need not be included on such list. The list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        3.09.    Inspectors of Election:

          (a)   Appointment: Elections of directors need not be by written ballot, and the vote upon any other matter need not be by written ballot. In advance of any meeting of stockholders the board of directors may, and if required by law shall, appoint one or more inspectors, who need not be stockholders, to act at the meeting. If inspectors are not so appointed, the chairman of the meeting may, and if required by law shall, and upon the demand of any stockholder or his proxy at the meeting and before voting begins shall, appoint one or more inspectors. The number of inspectors shall be either one or three, as determined in the case of inspectors appointed upon demand of a stockholder or his proxy, by stockholders present entitled to cast a majority of the votes which all stockholders present are entitled to cast thereon. No person who is a candidate for office shall act as an inspector. In case any person appointed as an inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors in advance of the convening of the meeting, or at the meeting by the chairman of the meeting.

          (b)   Duties: If inspectors are appointed, they shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies and ballots, shall receive votes or ballots, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, shall count and tabulate all votes, shall determine the result, and shall do such acts as may be proper to conduct the election or vote with fairness to all stockholders. If there be three inspectors

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  of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

          (c)   Report: On request of the chairman of the meeting or of any stockholder or his proxy, or if required by law, the inspectors shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them.

ARTICLE IV
Board of Directors

        4.01.    Powers:    All powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors.

        4.02.    Number and Term of Office:

          (a)   Number.—The board of directors shall consist of such number of directors as may be determined from time to time by resolution of the board of directors.

          (b)   Term of Office.—Each director shall hold office until the expiration of the term for which he was elected or until a successor has been selected and qualified or until his or her earlier death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

        4.03.    Vacancies:

          (a)   Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having a right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until their successors are elected and qualified or until their earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

          (b)   Action by Resigned Directors.—When one or more directors resign from the board effective at a future date, the directors then in office, including those who have so resigned, shall have power by the applicable vote to fill the vacancies, the vote thereon to take effect when the resignations become effective.

        4.04.    Resignations:    Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as shall be specified in the notice of resignation and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

        4.05.    Removal:    Any director or the entire board of directors may, unless otherwise provided by law, be removed with or without cause by the holders of shares entitled to cast a majority of the votes which all stockholders are entitled to cast at an election of directors.

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        4.06.    Organization:    At every meeting of the board of directors, the chairman of the board, if there be one, or, in the case of a vacancy in the office or absence of the chairman of the board, one of the following officers present in the order stated: the vice chairman of the board, if there be one, the president, the vice presidents in their order of rank and seniority, or a chairman of the meeting chosen by a majority of the directors present, shall preside, and the secretary, or, in the absence of the secretary, an assistant secretary, or in the absence of the secretary and the assistant secretaries, any person appointed by the chairman of the meeting, shall act as secretary of the meeting.

        4.07.    Place of Meeting:    Meetings of the board of directors shall be held at such place within or without the State of Delaware as the board of directors may from time to time determine, or as may be designated in the notice of the meeting.

        4.08.    Regular Meetings:    Regular meetings of the board of directors shall be held without notice at such time and place as shall be designated from time to time by resolution of the board of directors.

        4.09.    Special Meetings:    Special meetings of the board of directors shall be held whenever called by the president or by two or more of the directors.

        4.10.    Quorum, Manner of Acting and Adjournment:

          (a)   General Rule: At all meetings of the board a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by the DGCL or by the certificate of incorporation. If a quorum is not present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

          (b)   Unanimous Written Consent: Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if all members of the board consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        4.11.    Executive and Other Committees:

          (a)   Establishment: The board of directors may, by resolution, establish an Executive Committee and one or more other committees, each committee to consist of one or more directors. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee and the alternate or alternates, if any, designated for such member, the member or members of the committee present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

          (b)   Powers: The Executive Committee, if established, and any such other committee to the extent provided in the resolution establishing such committee shall have and may exercise all the power and authority of the board of directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, (ii) adopting, amending or repealing any

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  bylaw of the corporation, (iii) the creation or filling vacancies in the board of directors or (iv) the amendment or repeal of any resolution of the board of directors that by its terms is amendable or repealable only by the board of directors. The Executive Committee shall, without limitation, have the power and authority to declare dividends, to authorize the issuance of stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL (provided that no vote of stockholders of the corporation is required for the effectuation of such merger). Other committees shall have such names as may be determined from time to time by resolution adopted by the board of directors. Each committee so formed shall keep regular minutes of its meetings and report the same to the board of directors when required.

          (c)   Committee Procedures: The term "board of directors" or "board," when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the board of directors, shall be construed to include and refer to the Executive Committee and any other committees of the board.

        4.12.    Compensation of Directors:    Unless otherwise restricted by the certificate of incorporation, the board of directors shall have the authority to fix the compensation of directors and a director may be a salaried officer of the Corporation.

ARTICLE V
Officers

        5.01.    Number, Qualifications and Designation:    The officers of the corporation shall be chosen by the board of directors and shall include a president, a secretary, a treasurer (and in addition may include one or more vice presidents) and such other officers as may be elected in accordance with the provisions of Section 5.03 of this Article V. Any number of offices may be held by the same person. Officers may, but need not, be directors or stockholders of the corporation. The board of directors may elect from among the members of the board a chairman of the board and a vice chairman of the board who shall be officers of the corporation.

        5.02.    Election and Term of Office:    The officers of the corporation, except those elected by delegated authority pursuant to Section 5.03 of this Article, shall be elected annually by the board of directors, and each such officer shall hold office for a term of one year and until a successor is elected and qualified, or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation.

        5.03.    Subordinate Officers, Committees and Agents:    The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as it deems necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as are provided in these bylaws, or as the board of directors may from time to time determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

        5.04.    Removal of Officers and Agents:    Any officer or agent of the corporation may be removed by the board of directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

        5.05.    Vacancies:    A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, may be filled by the board of directors or by the officer or committee to which the power to fill such office has been delegated pursuant to Section 5.03, as the case may be, and if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

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        5.06.    The Chairman and Vice Chairman of the Board:    The chairman of the board, if there be one, or in the absence of the chairman, the vice chairman of the board, if there be one, shall preside at all meetings of the stockholders and of the board of directors, and shall perform such other duties as may from time to time be assigned to them by the board of directors.

        5.07.    The President:    The president shall have general supervision over the business and operations of the corporation, subject, however, to the control of the board of directors. The president shall, in general, perform all duties incident to the office of president, and such other duties as from time to time may be assigned by the board of directors.

        5.08.    The Vice Presidents:    The vice presidents shall perform the duties of the president in the absence of the president and such other duties as may from time to time be assigned to them by the board of directors or by the president.

        5.09.    The Secretary:    The secretary, or an assistant secretary, shall attend all meetings of the stockholders and of the board of directors and shall record the proceedings of the stockholders and of the directors and of committees of the board in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the corporation as required by law; shall be the custodian of the seal of the corporation and see that it is affixed to all documents to be executed on behalf of the corporation under its seal; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the board of directors or the president.

        5.10.    The Chief Financial Officer and Treasurer:    The chief financial officer and treasurer, or an assistant treasurer, shall have or provide for the custody of the funds or other property of the corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the corporation; shall deposit all funds in his or her custody as treasurer in such banks or other places of deposit as the board of directors may from time to time designate; whenever so required by the board of directors, shall render an account showing his or her transactions as treasurer and the financial condition of the corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the board of directors or the president.

        5.11.    Officers' Bonds:    No officer of the corporation need provide a bond to guarantee the faithful discharge of the officer's duties unless the board of directors shall by resolution so require a bond in which event such officer shall give the corporation a bond (which shall be renewed if and as required) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of office.

        5.12.    Salaries:    The salaries of the officers and agents of the corporation elected by the board of directors shall be fixed from time to time by the board of directors.

ARTICLE VI
Certificates of Stock, Transfer, etc.

        6.01.    Form and Issuance:

          (a)   Issuance: The shares of the corporation shall be represented by certificates unless the board of directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairman or vice chairman of the board of directors, or

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  the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary, representing the number of shares registered in certificate form.

          (b)   Form and Records: Stock certificates of the corporation shall be in such form as approved by the board of directors. The stock record books and the blank stock certificate books shall be kept by the secretary or by any agency designated by the board of directors for that purpose. The stock certificates of the corporation shall be numbered and registered in the stock ledger and transfer books of the corporation as they are issued.

          (c)   Signatures: Any of or all the signatures upon the stock certificates of the corporation may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer, transfer agent or registrar, before the certificate is issued, it may be issued with the same effect as if the signatory were such officer, transfer agent or registrar at the date of its issue.

        6.02.    Transfer:    Transfers of shares shall be made on the share register or transfer books of the corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made which would be inconsistent with the provisions of Article 8, Title 6 of the Delaware Uniform Commercial Code-Investment Securities.

        6.03.    Lost, Stolen, Destroyed or Mutilated Certificates:    The board of directors may direct a new certificate of stock or uncertificated shares to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or the legal representative of the owner, to give the corporation a bond sufficient to indemnify against any claim that may be made against the corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.

        6.04.    Record Holder of Shares:    The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

        6.05.    Determination of Stockholders of Record:

          (a)   Meetings of Stockholders: In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting.

          (b)   Consent of Stockholders: In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix

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  a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

          (c)   Dividends: In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

ARTICLE VII
Indemnification

        7.01    Scope of Indemnification:

          (a)   The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, which is covered by subsection (b) below) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b)   The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint

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  venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court of competent jurisdiction shall deem proper.

          (c)   To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d)   Any indemnification under subsections (a) and (b) above (unless ordered by a court of competent jurisdiction) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.

          (e)   Expenses (including attorneys' fees) incurred by an officer or director in defending any civil criminal, administrative or investigative action, suit or proceeding may, if approved by the Board of Directors, be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section 7.01. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

          (f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 7.01 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g)   The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this Section 7.01.

          (h)   For purposes of this Section 7.01, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued,

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  would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i)    For purposes of this Section 7.01, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section 7.01.

          (j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.01 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k)   The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

        7.02    Proceedings Initiated by Indemnified Representatives:    Notwithstanding any other provision of this Article, the corporation shall not indemnify under this Article a person for any liability incurred in a proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or "amicus curiae" by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

        7.03    Payment of Indemnification:    Any person entitled to indemnification under Section 7.01 shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the Secretary.

        7.04    Contribution:    In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Article or otherwise is applicable but for any reason is held to be unavailable, the corporation shall contribute to the liabilities to which the person entitled to indemnification under Section 7.01 may be subject, in such proportion as is appropriate to reflect the intent of this Article or otherwise.

        7.05    Discharge of Duty:    A person entitled to indemnification under Section 7.01 shall be deemed to have discharged such person's duty to the corporation if he or she has relied on information, advice or an opinion, report or statement prepared by:

          (a)   one or more officers or employees of the corporation whom such person believes to be reliable and competent with respect to the matter presented;

          (b)   legal counsel, public accountants or other persons as to matters that the such person believes are within the person's professional or expert competence; or

          (c)   a committee of the Board of Directors as to matter within its area of responsibility.

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        7.06    Amendment or Repeal:    Notwithstanding anything contained in these bylaws, this Article shall not be repealed or amended or modified to limit the indemnification rights provided hereunder except upon the affirmative approval of the holders of three-quarters of the stock of each class entitled to vote thereon. All rights to indemnification under this Article shall be deemed a contract between the corporation and the person entitled to indemnification under Section 7.01 pursuant to which the corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

        7.07    Reliance on Provisions:    Each person who shall act as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

ARTICLE VIII
General Provisions

        8.01.    Dividends:    Subject to the restrictions contained in the DGCL and any restrictions contained in the certificate of incorporation, the board of directors may declare and pay dividends upon the shares of capital stock of the corporation.

        8.02.    Contracts:    Except as otherwise provided in these bylaws, the board of directors may authorize any officer or officers including the chairman and vice chairman of the board of directors, or any agent or agents, to enter into any contract or to execute or deliver any instrument on behalf of the corporation and such authority may be general or confined to specific instances.

        8.03.    Corporate Seal:    The corporation shall have a corporate seal, which shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

        8.04.    Deposits:    All funds of the corporation shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositories as the board of directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the board of directors shall from time to time determine.

        8.05.    Interested Directors or Officers; Quorum.

        (a)   General Rule: A contract or transaction between the corporation and one or more of its directors or officers or between the corporation and another corporation, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his, her or their votes are counted for that purpose, if:

          (1)   the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board of directors authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum;

          (2)   the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those stockholders; or

          (3)   the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the stockholders.

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        (b)   Quorum: Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors which authorizes a contract or transaction specified in subsection (a).

        8.06.    Corporate Records:

          (a)   Examination by Stockholders: Every stockholder shall, upon written demand under oath stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose, the stock ledger, list of stockholders, books or records of account, and records of the proceedings of the stockholders and directors of the corporation, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business. Where the stockholder seeks to inspect the books and records of the corporation, other than its stock ledger or list of stockholders, the stockholder shall first establish (1) that the stockholder has complied with the provisions of this section respecting the form and manner of making demand for inspection of such documents; and (2) that the inspection sought is for a proper purpose. Where the stockholder seeks to inspect the stock ledger or list of stockholders of the corporation and has complied with the provisions of this section respecting the form and manner of making demand for inspection of such documents, the burden of proof shall be upon the corporation to establish that the inspection sought is for an improper purpose.

          (b)   Examination by Directors: Any director shall have the right to examine the corporation's stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to the person's position as a director.

        8.07.    Amendment of Bylaws:    These bylaws may be altered, amended or repealed or new bylaws may be adopted either (a) by vote of the stockholders at a duly organized annual or special meeting of stockholders, or (b) by vote of a majority of the board of directors at any regular or special meeting of directors if such power is conferred upon the board of directors by the certificate of incorporation.

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QuickLinks

  Exhibit 2.1
  Annex 1
CERTIFICATE OF INCORPORATION OF CIMA LABS INC.
  Annex 2
BYLAWS of CIMA LABS INC. (a Delaware corporation)